Exhibit 10.9

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

Dated 16 March 2022

YishengBio (Hong Kong) Holdings Limited
(依生生物科技（香港）控股有限公司)

(as Borrower)

The persons listed in Part I of Schedule 1

(as Original Guarantors)

The persons listed in Part II of Schedule 1

(as Original PRC Guarantors)

The persons listed in Part III of Schedule 1

(as Original Lenders)

R-Bridge Healthcare Fund, LP

(as Agent)

FACILITY AGREEMENT

[***]

CONTENTS

Clause	Page

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE FACILITY	22
3.	PURPOSE	23
4.	CONDITIONS OF UTILISATION	23
5.	UTILISATION	24
6.	REPAYMENT	25
7.	PREPAYMENT AND CANCELLATION	25
8.	INTEREST	28
9.	INTEREST PERIODS	28
10.	FEES	29
11.	TAX GROSS UP AND INDEMNITIES	30
12.	INCREASED COSTS	35
13.	MITIGATION BY THE LENDERS	36
14.	OTHER INDEMNITIES	37
15.	COSTS AND EXPENSES	38
16.	GUARANTEE AND INDEMNITY	40
17.	REPRESENTATIONS	43
18.	INFORMATION UNDERTAKINGS	50
19.	FINANCIAL COVENANTS	53
20.	GENERAL UNDERTAKINGS	56
21.	SUBORDINATION	70
22.	EVENTS OF DEFAULT	76
23.	CHANGES TO THE LENDERS	81
24.	CHANGES TO THE OBLIGORS	86
25.	CONFIDENTIAL INFORMATION	87
26.	ROLE OF THE AGENT	91
27.	SHARING AMONG THE FINANCE PARTIES	98
28.	PAYMENT MECHANICS	100
29.	SET-OFF	102
30.	NOTICES	103
31.	CALCULATIONS AND CERTIFICATES	105
32.	PARTIAL INVALIDITY	105
33.	REMEDIES AND WAIVERS	105
34.	AMENDMENTS AND WAIVERS	105
35.	COUNTERPARTS	106
36.	GOVERNING LAW	107
37.	ENFORCEMENT	107

THIS AGREEMENT is dated 16 March 2022 and made between:

(1)	YishengBio (Hong Kong) Holdings Limited (依生生物科技（香港）控股有限公司), a company with limited liability incorporated under the laws of Hong Kong, with registration number [***], having its registered office at Flat/Rm A 12/F, ZJ 300, 300 Lockhart Road, Wanchai, Hong Kong as borrower (the “Borrower”);

(2)	THE PERSONS listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	THE PERSONS listed in Part II of Schedule 1 (The Original Parties) as original PRC guarantors (the “Original PRC Guarantors”);

(4)	THE PERSONS listed in Part III of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)	R-Bridge Healthcare Fund, LP as agent of the Finance Parties (other than itself) (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional PRC Guarantor” means a company which becomes an Additional PRC Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Adjuvant Global Health Agreement” means the global health agreement dated 10 July 2020 entered into between Yisheng Biopharma Co., Ltd and Adjuvant Global Health Technology Fund, L.P., which shall not take into account any subsequent amendment, waiver, variation, supplement or restatement unless agreed to in writing by the Majority Lenders.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Law” means the United Kingdom Bribery Act 2010, the FCPA and all laws, rules and regulations, issued, administered or enforced by the US, the United Kingdom, the European Union or any of its member states, Hong Kong, the PRC, Singapore, Cayman Islands or any other country or Governmental Agency, which laws, rules and/or regulations are applicable from time to time to any Obligor or any Group Member concerning or relating to bribery or corruption.

“Anti-Money Laundering Law” means all applicable anti-money laundering laws (including Hong Kong, Singapore, PRC and US anti-money laundering laws) and all applicable rules, regulations and guidelines issued, administered or enforced by any governmental or regulatory agency pursuant to such laws.

“Anti-Terrorism Law” means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transaction with persons who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order 13268 (the Executive Order) or any similar law enacted in the US, any member nation of the European Union, Hong Kong, the PRC, the United Kingdom, Singapore, Cayman Islands or the United Nations.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Applicable Law” means, in relation to a person, all laws, rules, regulations and orders of Governmental Agencies applicable to such person or any of its properties or assets.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Agent.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling ten (10) Business Days after the date of this Agreement.

“Beijing Yisheng” means Beijing Yisheng Biotechnology Co., Ltd. (北京依生生物技术有限公司), a company incorporated under the laws of the PRC, with unified social credit code [***].

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and (in relation to any date for payment or purchase of US dollars) New York.

“Cash Equivalent Investments” means investments that are short term investments (excluding equity investments) which are readily convertible into cash without incurring any significant premium or penalty.

“Cayman Yisheng” means YishengBio Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands with company number 368187 and whose registered office is at Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered as a non-Hong Kong company under Part 16 of the Companies Ordinance with company number [***] having its place of business in Hong Kong at Room A, 12/F, ZJ 300, 300 Lockhart Road, Wan Chai, Hong Kong.

“Cayman Yisheng Articles” means the amended and restated articles of association of Cayman Yisheng, as adopted by special resolution of all of the shareholders of Cayman Yisheng on 28 January 2021 and effective on 29 January 2021, as amended, supplemented and restated from time to time.

“Change of Control” means:

(a)	at any time prior to the occurrence of the IPO, Mr. Zhang and his Family Members (in aggregate) do not or cease to own beneficially (directly or indirectly) at least 50.1% of the Equity Interests in Cayman Yisheng and at least 50.1% of the economic interest in Cayman Yisheng, in each case determined on an as-if-converted basis; or

(b)	at any time after the occurrence of the IPO, Mr. Zhang and his Family Members (in aggregate) do not or cease to:

(i)	own beneficially (directly or indirectly) at least 30% of the ordinary shares in Cayman Yisheng and at least 30% of the economic interest in Cayman Yisheng; or

(ii)	exercise or control the exercise of 30% or more of the voting power at general meetings of Cayman Yisheng.

“Closing Fee” has the meaning given to it in Clause 10.1 (Closing fee).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Companies Act 1967 of Singapore.

“Companies Ordinance” means the Companies Ordinance (Cap. 622 of the laws of Hong Kong).

“Competitors” means the entities listed in Schedule 11 (Competitors), as may be updated from time to time if so requested by the Borrower and approved by the Agent (such approval not to be unreasonably withheld or delayed).

“Compliance Certificate” means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) and signed by (i) Mr. Zhang (if he is a director); (ii) any two directors; or (iii) a director and the chief financial officer of the Borrower or (as applicable) Cayman Yisheng substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Transaction Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Transaction Obligor or Group Member or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Transaction Obligor or Group Member or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 25 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Transaction Obligor or Group Member or any of their advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Transaction Obligor or Group Member and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

“Constitutional Documents” means, in respect of any person, the certificate of incorporation, the memorandum of association and the articles of association (or, in each case, the equivalent thereof), any certificate of change of name and any other constitutional documents of such person, including any amendments and/or supplements thereto.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Discharge Date” means the first date on which all obligations and liabilities owing by each Transaction Obligor to any Finance Party under each Relevant Finance Document (other than any contingent obligation of Cayman Yisheng under Clause 16.1 (Guarantee and indemnity) or any contingent obligation of the Borrower or Cayman Yisheng under Clause 11 (Tax Gross Up and Indemnities), Clause 14 (Other Indemnities) or Clause 15 (Costs and expenses), in each case in relation to the Royalty Deed) have been irrevocably and unconditionally repaid and discharged in full and is not avoided or restored in insolvency, liquidation, administration or otherwise, and no Commitment is in force.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” has the meaning given to it in Clause 19.3 (Financial definitions).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any Transaction Obligor or Group Member conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Transaction Obligor or Group Member conducted on or from the properties owned or used by the relevant Transaction Obligor or Group Member.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excluded Insurance Proceeds” means:

(a)	any proceeds of any claim under any insurance effected by an Obligor, where such proceeds are, or are to be, applied:

(i)	(in the case of a third party liability insurance, clinical trial insurance, product liability insurance and directors and officers liability insurance) towards the satisfaction of any claim made by a third party that is not an Obligor or an Affiliate of an Obligor (or, to the extent such claim has already been satisfied by payment by an Obligor, towards reimbursement of such Obligor for such payment); or

(ii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant claim was made; or

(b)	any proceeds of any claim under any insurance effected by an Obligor, to the extent that the amount of such proceeds, when aggregated with the proceeds of any and all claims under insurance(s) effected by an Obligor (excluding any proceeds falling within paragraphs (a)(i) and (a)(ii) above) that are received or recovered by and/or paid to the order of any Obligor during any calendar year does not exceed US$750,000 (or its equivalent).

“Existing Financial Indebtedness” means the existing Financial Indebtedness as set out in Schedule 8 (Existing Financial Indebtedness).

“Existing Onshore Debt” has the meaning given to it in Clause 20.29 (Onshore Collateral).

“Existing Security” means the Security constituted by the security documents as set out in Schedule 9 (Existing Security).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Family Member” means, in relation to any individual, such individual’s parents, spouse and such individual’s lineal descendants (which include, for the avoidance of doubt, sons and daughters of sons and sons and daughters of daughters), and any trust the sole settlor of which include any or all of the foregoing.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FCPA” means the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Final Repayment Date” means the date falling 54 Months after the Utilisation Date.

“Finance Document” means this Agreement, any PRC Guarantee, the Royalty Deed, any Accession Letter, any Resignation Letter, the Utilisation Request, any Subordination Deed and any other document designated as such by the Agent and the Borrower.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease).

“Finance Party” means the Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement, put option or similar arrangement, sale and sale back and/or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Final Repayment Date;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Quarter” means the period commencing on the date after one Financial Quarter Date and ending on the next Financial Quarter Date.

“Financial Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Financial Year” means each financial year ending on 31 March.

“Force Majeure Event” means, in respect of any person which is affected thereby, strikes, wars, riots, earthquakes, snowstorms, floods, epidemics, pandemic (including the COVID-19 pandemic), fire (excluding arson), any act of God or other force majeure event which, in each case:

(a)	is or are beyond the reasonable control of, and not caused by the fault or negligence of, that person; and

(b)	has or have the effect of suspending, delaying, limiting and/or rendering it impracticable for that person to conduct or carry out its day-to-day business or normal operations.

“GAAP” means IFRS.

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means Cayman Yisheng and its Subsidiaries from time to time. “Group Member” means a member of the Group.

“Group Structure Chart” means the group structure chart showing all Group Members as at the date of this Agreement in agreed form.

“Guaranteed Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Finance Party under each Finance Document, in each case together with:

(a)	all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided under any Finance Document or the obligations and liabilities imposed under such documents; and

(b)	all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its rights under any Finance Document.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Historical Overdue Taxes” means the overdue tax of Liaoning Yisheng in the aggregate amount of approximately RMB53.8 million as of 31 December 2020 and the corresponding late charge of approximately RMB71.8 million.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Included Products” means the YSJATM Rabies Vaccine, PIKATM Rabies Vaccine and other rabies vaccines and following any improvement, modification, development of such vaccine, such improved, modified or developed vaccines.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Insurance Proceeds” means the proceeds of any claim under any insurance received or recovered by (or paid to the order of) any Obligor (except to the extent that such proceeds constitute Excluded Insurance Proceeds), after deducting any reasonable fees, costs and expenses in relation to that claim which are incurred by that Obligor to any person who is not an Obligor or an Affiliate of an Obligor.

“Intellectual Property” means:

(a)	any Patent Rights, trade marks, service marks, designs, business names, trade names, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow, proprietary information, trade secret, clinical and non-clinical data, unpatented inventions, copyrights and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered;

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist); and

(c)	any claim for damage by way of any past, present or future infringement of any of the foregoing.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate” means four per cent. (4%) per annum.

“IPO” means the listing, admission to trading, flotation or public offering on any stock or securities exchange of any shares of Cayman Yisheng or Holding Company of Cayman Yisheng (including upon or as a result of any direct or indirect merger, consolidation or takeover of Cayman Yisheng or Holding Company of Cayman Yisheng with or by any entity whose shares or securities are listed, admitted to trading, floated or publicly offered on any stock or securities exchange or market).

“Ipso Facto Event” means an Obligor which is incorporated or established under the laws of Singapore is the subject of any proceedings as described in section 440 of the IRDA.

“IRDA” means the Insolvency, Restructuring and Dissolution Act 2018 of Singapore.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	following the enforcement of any PRC Guarantee, repatriation of the enforcement proceeds thereunder out of the PRC may be limited by a failure to complete the registration of such PRC Guarantee with SAFE;

(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion supplied to the Agent in connection with the Finance Documents.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Liaoning Yisheng” means Liaoning Yisheng Biopharma Co. Ltd.(辽宁依生生物制药有限公司), a company incorporated under the laws of the PRC, with unified social credit code [***].

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction).

“Makewhole Amount” means in respect of any repayment or prepayment of the Loan (or any part thereof) on or prior to the Makewhole Day (other than any prepayment pursuant to Clause 7.1 (Illegality), Clause 7.5 (Mandatory prepayment – Non-IPO Event) or Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender)) or following an acceleration of the Loan pursuant to Clause 22.18 (Acceleration), an amount in US dollars equal to the aggregate amount of interest which would have accrued on the portion of the Loan which is to be repaid or prepaid from the date of such repayment or prepayment to and including the Makewhole Day as if such repayment or prepayment had not been made.

“Makewhole Day” means the date falling twenty-four (24) Months after the Utilisation Date.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Transaction Obligors or the Group taken as a whole;

(b)	the ability of any of the Transaction Obligors to perform its obligations under the Finance Documents; or

(c)	the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Licence” means any:

(a)	Intellectual Property;

(b)	licence or sub-license agreement or other agreement with respect to rights in Intellectual Property; or

(c)	permit or Authorisation,

in each case held by a Group Member which is necessary for the conduct of the business, trade and ordinary activities of the Group as a whole and the lack or impairment of which would adversely affect the ability of the Group as a whole to conduct a material part of its business or trade.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Mr. Zhang” means Mr. Zhang Yi, holder of PRC identity card number [***].

“NBWD” means Nei Bao Wai Dai (内保外贷), being an arrangement or transaction where a creditor that is incorporated, registered or domiciled outside the PRC or considered or deemed to be an offshore creditor by SAFE:

(a)	extends any facility, loan or advance to a borrower incorporated or registered outside of the PRC; and/or

(b)	conducts any transactions with such borrower incorporated or registered outside of the PRC,

and in respect of that facility, loan or advance or transaction, any guarantee or Security is granted by any person that is incorporated or registered in the PRC.

“Net Sales” has the meaning given to such term in the Royalty Deed.

“Net Sales Report” means, with respect to each Financial Quarter, a written report setting out (i) the Net Sales of the Included Products for such Financial Quarter, (ii) the cumulative year-to-date aggregate Net Sales of the Included Products as at the end of such Financial Quarter, (iii) the Net Sales of the Included Products for the 12 months ending on such Financial Quarter and (iii) the gross-to-net revenue adjustments for such Financial Quarter in reasonable details.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Non-IPO Event” means the IPO has not occurred by the later of:

(a)	31 October 2023; and

(b)	the date falling two Months prior to the Non-IPO Redemption Trigger Date.

“Non-IPO Redemption Trigger Date” means, in respect of any Equity Interests of Cayman Yisheng, the latest day by which the IPO shall occur and failing which, such Equity Interests shall become redeemable at the option of the holder of such Equity Interests in accordance with the terms of the Shareholder Documents (and, if there is more than one such date in respect of different classes or series of such Equity Interests, the earliest of those dates).

“Obligors” means the Borrower, the PRC Guarantors and the Guarantors and “Obligor” means each one of them.

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Offshore Group Member” means each Group Member which is not an Onshore Group Member.

“Onshore Group Member” means each Group Member which is incorporated or established under the laws of the PRC.

“Onshore Refinancing Debt” has the meaning given to it in Clause 20.29 (Onshore Collateral).

“Ordinary Sale Disposal” means any disposal of its inventory for cash by any Group Member in its ordinary course of business.

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Group for the Financial Year ended 31 March 2021;

(b)	the unaudited consolidated financial statements of the Group for the 9-month period ended 31 December 2021;

(c)	the unaudited financial statements of Cayman Yisheng for the 6-month period ended 30 September 2021; and

(d)	the unaudited financial statements of the Borrower for the 6-month period ended 30 September 2021.

“Original Obligor” means the Borrower, an Original Guarantor or an Original PRC Guarantor.

“Party” means a party to this Agreement.

“Patent Rights” means all patents and patent applications (including provisional applications), such as divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre-or post-grant forms of any of the foregoing as well as patent term extensions, and supplemental protection certificates, petty patents, regulatory exclusivity and other similar protections together with:

(a)	all rights and privileges arising under Applicable Law with respect to a person’s use of such patent;

(b)	income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof; and

(c)	rights to sue for past, present or future infringements thereof.

“Payment Date” means, at any time after the Utilisation Date and prior to the Final Repayment Date, the fifth (5th) Business Day after each Financial Quarter Date.

“Permitted Intra-group Loan” means any Financial Indebtedness made available by:

(a)	an Offshore Group Member to another Offshore Group Member (other than Cayman Yisheng); or

(b)	a PRC Guarantor to another PRC Guarantor; or

(c)	(after the occurrence of the IPO) a Group Member to another Group Member (other than Cayman Yisheng).

“Permitted Intra-group Transfer” has the meaning given to it in paragraph (b)(vii)(A) of Clause 20.13 (Financial Indebtedness).

“Permitted Joint Venture Investment” has the meaning given to such term in Clause 20.10 (Acquisitions and Joint Ventures).

“Permitted Junior Debt” means any Financial Indebtedness owing by Cayman Yisheng to any of its direct or indirect shareholders or Affiliates (other than a Group Member), excluding any Financial Indebtedness made available to Cayman Yisheng by (or becomes owing by Cayman Yisheng to) any shareholder or Affiliate of Cayman Yisheng (other than a Group Member) which is a bank, financial institution, insurance company, securities company, or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (but excluding any such entity established for the sole or primary purpose of entering into such transactions with Cayman Yisheng), in the ordinary course of such entity’s business.

“Permitted Onshore Financial Indebtedness” means any Financial Indebtedness incurred by an Onshore Group Member which is permitted under paragraphs (b)(ii) and (b)(ix) of Clause 20.13 (Financial Indebtedness).

“PRC” means The People’s Republic of China (excluding, for the purposes of the Finance Documents, Hong Kong, Macau and Taiwan).

“PRC Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC.

“PRC Guarantee” means any PRC law governed guarantee to be entered into by the PRC Guarantors (or any of them) and the Agent.

“PRC Guarantor” means an Original PRC Guarantor or an Additional PRC Guarantor, unless it has ceased to be a PRC Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Prepayment Fee” means:

(a)	in respect of any prepayment of the Loan (or any part thereof) pursuant to Clause 7.5 (Mandatory prepayment – Non-IPO Event), an amount equal to seven per cent. (7%) of the principal amount of such prepayment;

(b)	in respect of any prepayment of the Loan (or any part thereof) pursuant to Clause 7 (Prepayment and Cancellation) (other than Clause 7.1 (Illegality), Clause 7.5 (Mandatory prepayment – Non-IPO Event) or Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender)):

(i)	on or prior to the date falling twenty-four (24) Months after the Utilisation Date, an amount equal to nine per cent. (9%) of the principal amount of such prepayment; or

(ii)	after the date falling twenty-four (24) Months after the Utilisation Date, an amount equal to five per cent. (5%) of the principal amount of such prepayment.

“Quarter Report Date” means:

(a)	with respect to each Financial Quarter ending 30 June, 30 September and 31 December:

(i)	(at any time prior to the IPO) the date falling 45 days after the end of such Financial Quarter; and

(ii)	(at any time after the IPO) the date falling five (5) Business Days after the date on which Cayman Yisheng’s quarterly or half-yearly reports are submitted to the relevant stock or securities exchange; or

(b)	with respect to each Financial Year:

(i)	(at any time prior to the IPO) the date falling 90 days after the end of each Financial Year; and

(ii)	(at any time after the IPO) the date falling five (5) Business Days after the date on which Cayman Yisheng’s annual report is submitted to the relevant stock or securities exchange.

“Quasi-Security” has the meaning given to that term in Clause 20.4 (Negative pledge).

“Redemption Event” means the occurrence of an event or circumstance where:

(a)	a holder of any Equity Interest of Cayman Yisheng exercises its right to require Cayman Yisheng to redeem such Equity Interest; or

(b)	Cayman Yisheng has taken any step to purchase or repurchase any of its Equity Interest, in each case pursuant to the terms of the Shareholder Documents.

“Refinancing Lender” has the meaning given to it in Clause 20.29 (Onshore Collateral).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Finance Document” means the Finance Documents (other than the Royalty Deed).

“Relevant Interbank Market” means the Hong Kong interbank market.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

“Repayment Date” means each date specified as a “Repayment Date” in the table set out in Clause 6.1 (Repayment of Loans).

“Repayment Instalment” means each instalment for repayment of the Loan specified in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), Clause 17.9 (No default), paragraphs (a), (b) and (d) of Clause 17.10 (No misleading information), paragraphs (a) and (b) of Clause 17.11 (Financial statements), paragraph (b) of Clause 17.13 (No proceedings), Clauses 17.18 (Authorised signatories) to 17.19 (Good title to assets), Clauses 17.22 (Intellectual Property) to 17.24 (Anti-Corruption, Anti-Money Laundering and Anti-Terrorism), paragraph (c) of Clause 17.26 (Shareholder Documents) and Clauses 17.27 (Insurance) to Clause 17.30 (No partnership intended).

“Reporting Entity” means the Borrower, Cayman Yisheng and any other Obligor whose financial statements are required to be delivered to the Agent pursuant to Clause 18.1 (Financial statements).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by person(s) listed on, or acting on behalf of person(s) listed on, any Sanctions List or is otherwise a target of Sanctions;

(b)	located in, resident in, organised or incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, person(s) located in or organised under the laws of a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea and Syria; or

(c)	otherwise a target of Sanctions (target of Sanctions signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Royalty Deed” means the Hong Kong law governed royalty deed entered or to be entered into between the Borrower and the Agent.

“SAFE” means the State Administration of Foreign Exchange (国家外汇管理局) of the PRC including its successors and its local counterpart, as applicable.

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	Hong Kong;

(f)	Singapore;

(g)	the PRC; or

(h)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and Her Majesty’s Treasury (“HMT”), the United Nations Security Council, the Monetary Authority of Singapore and the Hong Kong Monetary Authority.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholder Agreements” means:

(a)	the shareholders agreement of Cayman Yisheng dated 28 January 2021 and entered into by, among others, Cayman Yisheng, Mr. Zhang and certain shareholders of Cayman Yisheng;

(b)	the Series B Purchase Agreements (as defined in the amended and restated articles of association of Cayman Yisheng); and

(c)	any other document designated as such by the Agent and the Borrower,

in each case, as amended, supplemented and restated from time to time.

“Shareholder Documents” means the Shareholder Agreements and the Cayman Yisheng Articles.

“Singapore Yisheng” means Yisheng Biopharma (Singapore) Pte. Ltd., a company with limited liability incorporated under the laws of Singapore, with registration number [***], having its registered office at 8 Jurong Town Hall Road, #28-03, The JTC Summit, Singapore 609434.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Subordinated Debt” means:

(a)	any Subordinated Loan; or

(b)	any convertible bond issued by Cayman Yisheng which is subordinated to the Guaranteed Liabilities pursuant to a Subordination Deed.

“Subordinated Loan” means:

(a)	any Permitted Intra-group Loan which is subordinated to the Guaranteed Liabilities in accordance with Clause 21 (Subordination); or

(b)	any Permitted Junior Debt which is subordinated to the Guaranteed Liabilities pursuant to a Subordination Deed.

“Subordination Deed” means any subordination deed entered or to be entered into pursuant to Clause 21 (Subordination) which is in form and substance satisfactory to the Agent.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Third Parties Ordinance” has the meaning given to such term in Clause 1.4(a) (Third party rights).

“Total Commitments” means at any time the aggregate of the Commitments (being US$40,000,000 at the date of this Agreement).

“Transaction Obligor” means any person that is a party to a Finance Document (other than a Finance Party).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	a Transaction Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US Yisheng” means Yisheng US Biopharma Inc., a company incorporated under the laws of Maryland, U.S., with federal employer identification number [***], having its registered office at 11 Firstfield Rd., Suite A, Gaithersburg, MD 20878.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Transaction Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	“guarantee” (except for the purposes of Clause 16 (Guarantee and indemnity) includes any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness (and “guarantor” shall be construed accordingly);

(viii)	a Lender’s “participation” in the Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	the singular shall include the plural and vice versa and any gender shall include the other genders;

(xii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xiii)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent) for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbols and Definitions

(a)	“US$”, “USD” and “US dollars” denote the lawful currency of the US.

(b)	“HK$”, “HKD” and “HK dollars” denote the lawful currency of Hong Kong.

(c)	“RMB” and “Renminbi” denote the lawful currency of the PRC.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this Clause 1.5:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.6	Discharge Date

Notwithstanding any other terms of the Finance Documents, after the Discharge Date, no Obligor (other than Cayman Yisheng and the Borrower) shall be liable to indemnify any Finance Party against any Tax, cost, expense, loss or liability incurred by that Finance Party in connection with the Royalty Deed pursuant to Clause 11 (Tax Gross Up and Indemnities), Clause 14 (Other Indemnities) or Clause 15 (Costs and expenses).

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by a Transaction Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Transaction Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Transaction Obligor (other than the Borrower) by its execution of this Agreement, an Accession Letter or the relevant Finance Document irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Transaction Obligor notwithstanding that they may affect that Transaction Obligor, without further reference to or the consent of that Transaction Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Transaction Obligor pursuant to the Finance Documents to the Borrower,

and in each case that Transaction Obligor shall be bound as though that Transaction Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Transaction Obligor or in connection with any Finance Document (whether or not known to any other Transaction Obligor and whether occurring before or after such other Transaction Obligor became a Transaction Obligor under any Finance Document) shall be binding for all purposes on that Transaction Obligor as if that Transaction Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Transaction Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing research and development, working capital and other general corporate purposes of the Offshore Group Members.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver the Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.2 (Change of control) has occurred; and

(b)	all the representations and/or warranties to be made or repeated by each Transaction Obligor under each Finance Document on the date of that Utilisation Request or on the proposed Utilisation Date (including the Repeating Representations) are true in all material respects.

4.3	Maximum number of Loans

The Borrower may only deliver one (1) Utilisation Request.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US dollars.

(b)	The amount of the proposed Loan must not exceed the Total Commitments.

5.4	Lenders’ participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

5.5	Cancellation of the Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower shall repay the Loan in instalments by repaying on each Repayment Date an amount equal to the relevant percentage of the aggregate outstanding principal amount of the Loan as at the end of the Availability Period as set out in the table below:

Repayment Date	Repayment Instalment
The 13th Payment Date	16%
The 14th Payment Date	16%
The 15th Payment Date	16%
The 16th Payment Date	16%
The 17th Payment Date	16%
The Final Repayment Date	20%

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan made to it on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than 15 days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay on the last day of an Interest Period applicable thereto the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000 or if larger, in an integral multiple of US$1,000,000).

(b)	The Loan may be prepaid only after the last day of the Availability Period.

(c)	Any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in reverse chronological order.

7.3	Mandatory prepayment - Change of Control

Upon the occurrence of a Change of Control:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	(irrespective of whether the Borrower has complied with paragraph (a) above) no Lender shall be obliged to fund or maintain its participation in the Loan or any part thereof; and

(c)	if the Majority Lender so require, the Agent may, by not less than five (5) Business Days’ notice to the Borrower, cancel the Facility (and the Commitment of each Lender) and declare that all of the outstanding Loan, together with accrued interest, any Makewhole Amount, any Prepayment Fee and all other amounts accrued under the Finance Documents will become immediately due and payable, whereupon the Facility (and the Commitment of each Lender) will be cancelled and all such outstanding amounts will become immediately due and payable.

7.4	Mandatory Prepayment – Insurance Proceeds

The Borrower shall, upon receipt or recovery (or payment to the order of an Obligor) of any Insurance Proceeds:

(a)	promptly (and in any event, within five (5) Business Days of receipt, recovered or paid) notify the Agent in writing (including reasonable particulars of any amount deduced in the calculation of such Insurance Proceeds in accordance with the definition thereof); and

(b)	ensure that an amount equal to such Insurance Proceeds shall be applied towards prepayment of the outstanding principal amount of the Loan (together with accrued interest, any Makewhole Amount and any Prepayment Fee payable in connection with such prepayment).

7.5	Mandatory prepayment – Non-IPO Event

Upon the occurrence of a Non-IPO Event:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	(irrespective of whether the Borrower has complied with paragraph (a) above) no Lender shall be obliged to fund or maintain its participation in the Loan or any part thereof; and

(c)	the Facility (and the Commitment of each Lender) will be immediately cancelled and all of the outstanding Loan, together with accrued interest, any Makewhole Amount, any Prepayment Fee and all other amounts accrued under the Finance Documents will become immediately due and payable.

7.6	Mandatory prepayment – Redemption Event

Upon the occurrence of a Redemption Event:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	(irrespective of whether the Borrower has complied with paragraph (a) above) no Lender shall be obliged to fund or maintain its participation in the Loan or any part thereof; and

(c)	the Facility (and the Commitment of each Lender) will be immediately cancelled and all of the outstanding Loan, together with accrued interest, any Makewhole Amount, any Prepayment Fee and all other amounts accrued under the Finance Documents will become immediately due and payable.

7.7	Right of prepayment and cancellation in relation to a single Lender

(a)	If any Lender claims indemnification from the Borrower under Clause 12.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	Within five (5) Business Days after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the Loan together with accrued interest.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount repaid or prepaid, any Makewhole Amount and any Prepayment Fee.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(f)	If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of such Lender’s participation in the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of such repayment or prepayment (unless such cancellation of such Lender’s Commitment on account of such repayment or prepayment has already been made pursuant to any other provision of this Agreement). Any cancellation under this paragraph (f) (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 7.1 (Illegality)) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the Interest Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Payment Date.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, three (3) per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be three (3) per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Subject to this Clause 9, the first Interest Period for the Loan shall start on the Utilisation Date and end on the first Payment Date and each subsequent Interest Period for the Loan shall start on the last day of the preceding Payment Date and end on the immediately following Payment Date.

(b)	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	FEES

10.1	Closing fee

The Borrower shall, on the Utilisation Date, pay to the Agent (for the account of each Original Lender) a non-refundable closing fee (the “Closing Fee”) in an amount of US$400,000, being one per cent. (1%) flat on the aggregate of the Total Commitments as at the date of this Agreement.

10.2	Deduction of fees and expenses

The Borrower may instruct the Agent, in the Utilisation Request, to deduct the Closing Fee and any amount payable by any Obligor pursuant to Clause 15.1 (Transaction expenses), from the proceeds of the Loan for application towards discharge of the same.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Tax definitions

(a)	In this Clause 11:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, each Obligor shall, within five (5) Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a loss, liability or cost to be extent is compensated for:

(A)	by an increased payment under Clause 11.8 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 11.9 (FATCA Deduction by Finance Party); or

(B)	by a payment under paragraph (d) of Clause 11.9 (FATCA Deduction by Finance Party).

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Agent.

11.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

Each Obligor shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within three (3) Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

11.8	FATCA Deduction and gross-up by Obligor

(a)	If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Borrower and that Obligor.

(d)	Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

11.9	FATCA Deduction by a Finance Party

(a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 28.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 28.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower, the relevant Obligor and the relevant Finance Party.

(d)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)	A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(f)	A Finance Party must, on receiving a payment from an Obligor under this Clause, notify the Agent.

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) each Obligor shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Relevant Finance Document or any participation of such Finance Party in the Loan or Unpaid Sum under any Relevant Finance Document.

12.2	Increased cost claims

(a)	A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by paragraph (d) of Clause 11.9 (FATCA Deduction by a Finance Party);

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 11.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to a FATCA Deduction required to be made by a Party.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Tax definitions).

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross up and indemnities) or Clause 12 (Increased costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

Each Obligor shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by any Transaction Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Transaction Obligor or with respect to the transactions contemplated or financed or secured under any Finance Document;

(d)	a failure by any Transaction Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

Each Obligor shall, within five (5) Business Days of demand, indemnify the Agent against any cost, loss or liability incurred (or, in the case of any cost, reasonably incurred) by the Agent as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

(d)	any failure by an Obligor to comply with obligations under Clause 15 (Costs and expenses);

(e)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(f)	the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents or by law;

(g)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(h)	acting as Agent under the Finance Documents or which otherwise relates to the performance of the terms of the Finance Documents (otherwise than by reason of the Agent’s gross negligence or wilful misconduct).

15.	COSTS AND EXPENSES

15.1	Transaction expenses

Each Obligor shall, within five (5) Business Days of demand, pay the Agent the amount of all costs and expenses (including legal fees, subject to any fee cap agreed between the Agent and the Borrower) reasonably incurred by the Agent in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, that Obligor shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees, subject to any fee cap agreed between the Agent and the Borrower) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

Each Obligor shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document or enforcing those rights.

SECTION 7

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Transaction Obligor of all that Transaction Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that:

(i)	whenever a Transaction Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(ii)	if an Ipso Facto Event has occurred, then the Guarantor (to which such Ipso Facto Event relates) shall without further demand by the Agent (to the extent permitted by applicable law) pay the Loan, accrued interest and other amounts referred to in Clause 22.18 (Acceleration) as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due (including, to the extent permitted by applicable law, amounts that would become due but for the occurrence of an Ipso Facto Event). The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee, provided that this guarantee and indemnity (other than the guarantee and indemnity given by Cayman Yisheng) shall, subject to Clause 16.3 (Reinstatement), cease to extend to the Royalty Deed upon the occurrence of the Discharge Date.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any Transaction Obligor or Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

16.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a non-interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.

16.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Transaction Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Transaction Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.9	Execution as deed

Each Guarantor shall execute this Agreement as a deed notwithstanding that any other Party may only execute under hand.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement and (to the extent specified in Clause 17.31 (Repetition) at the times set out in Clause 17.31 (Repetition)).

17.1	Status

(a)	Each of the Obligors is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each of the Obligors has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor or any Subsidiary of any Obligor; or

(c)	any agreement or instrument binding upon any Obligor or any Group Member or any asset of any Obligor or any Group Member.

17.4	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on the powers of any Obligor will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

17.5	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable any Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents admissible in evidence in the Relevant Jurisdiction of each Obligor,

have been obtained or effected and are in full force and effect, except for the registration requirements set out in Clause 20.30 (SAFE registrations).

(b)	All Authorisations (other than Material Licenses) necessary for the conduct of the business, trade and ordinary activities of each Group Member have been obtained or effected and are in full force and effect, which failure to obtain or effect has or is reasonably likely to have a Material Adverse Effect.

(c)	All the Material Licences have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of law of each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor; and

(b)	any judgment obtained in the jurisdiction of the governing law of any Finance Document in relation to such Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor.

17.7	Deduction of Tax

Except for any withholding tax which may be payable under the laws of the PRC or specified in any legal opinion delivered to the Agent in connection with any Finance Document, no Obligor is required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the laws of the Relevant Jurisdictions of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

(a)	that Cayman Islands stamp duty will be payable if any Finance Document is executed in, brought into, or produced to a court of, the Cayman Islands; and

(b)	the registration requirements set out in Clause 20.30 (SAFE Registrations).

17.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any Group Member or to which the assets of any Transaction Obligor or any Group Member are subject which has or is reasonably likely to have a Material Adverse Effect.

17.10	No misleading information

(a)	Any factual information provided by or on behalf of any Transaction Obligor to any Finance Party for the purposes of the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any Transaction Obligor to any Finance Party for the purposes of the Finance Documents have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information referred to in paragraph (a)above and no information has been given or withheld that results in the information so provided being untrue or misleading in any material respect.

(d)	All information supplied by or on behalf of any Transaction Obligor to any Finance Party was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

17.11	Financial statements

(a)	The financial statements of each Reporting Entity most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements of each Reporting Entity most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations (consolidated where applicable) during the relevant period save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2021.

17.12	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against any Transaction Obligor or any Group Member.

(b)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any Transaction Obligor or any Group Member.

17.14	No breach of laws

(a)	Neither any Obligor nor any Group Member has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Transaction Obligor or any Group Member which have or are reasonably likely to have a Material Adverse Effect.

17.15	Environmental compliance

(a)	Each Obligor and each Group Member is in compliance with Clause 20.8 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Obligor or Group Member where that claim has or is reasonably likely, if determined against that Obligor or Group Member, to have a Material Adverse Effect.

17.16	Taxation

(a)	Save for Historical Overdue Taxes which has been fully settled by Liaoning Yisheng as at the date of this Agreement, each Obligor and each Group Member has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties.

(b)	None of the Obligors or Group Member is materially overdue in the filing of any Tax returns.

(c)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or any Group Member with respect to Taxes.

(d)	Each of the Transaction Obligors and Group Members (other than Cayman Yisheng) is resident for Tax purposes only in its jurisdiction of incorporation.

17.17	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Group Member other than the Existing Security.

(b)	No Group Member has any Financial Indebtedness outstanding other than as permitted by this Agreement.

17.18	Authorised signatories

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or paragraph (v) of Clause 18.4 (Information: miscellaneous) is authorised to sign the Utilisation Request (in the case of the Borrower only) and other notices on its behalf.

17.19	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.20	Ownership of Obligors

(a)	The Group Structure Chart is true, complete and accurate in all material respects.

(b)	At any time prior to the Utilisation Date, Mr. Zhang and his Family Members (in aggregate) own beneficially (directly or indirectly) at least 50.1% of the Equity Interests in Cayman Yisheng and at least 50.1% of the economic interest in Cayman Yisheng, in each case determined on an as-if-converted basis.

(c)	Cayman Yisheng legally and beneficially owns all of the Equity Interests in the Borrower, US Yisheng and Singapore Yisheng.

(d)	The Borrower legally and beneficially owns all of the Equity Interests in each of the PRC Guarantors.

(e)	The shares in the capital of each Obligor are fully paid and are not subject to any option to purchase or similar rights other than:

(i)	in the case of a PRC Guarantor, any equity interest in the capital of such PRC Guarantor which is not fully paid in accordance with PRC law; or

(ii)	in the case of Cayman Yisheng, pursuant to the Shareholder Documents.

17.21	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (i) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of each Obligor, threatened in relation to an Obligor or a Group Member and none of the circumstances described in Clause 22.6 (Insolvency) applies to an Obligor or a Group Member.

17.22	Intellectual Property

Each Group Member:

(a)	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of the business of the Group (taken as a whole) and which is required by the Group to carry on its business as it is being conducted;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

17.23	Sanctions

None of the Transaction Obligors or any of their Subsidiaries, or any of their respective directors, officers, or employees:

(a)	is a Restricted Party;

(b)	has violated or is violating any Sanctions or has engaged or is engaging in any activity or conduct which could result in any violation of any Sanctions;

(c)	has received notice of or is aware of any claim, action, suit, proceeding or investigation (other than any routine investigation or any investigation where the underlying circumstances are frivolous or vexatious) against it with respect to Sanctions by any Sanction Authority; or

(d)	will directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, for the purpose of financing the activities of any person who is a Restricted Party or is subject to any Sanctions by any Sanctions Authority or for any purpose which will violate any Anti-Corruption Law or applicable Sanctions.

17.24	Anti-Corruption, Anti-Money Laundering and Anti-Terrorism

(a)	Neither any Transaction Obligor nor any of their respective Subsidiaries, directors, officers, employees, agents or persons acting on any of their behalf (in the case of any agents or persons acting on any of their behalf, in the course of acting as such), has violated or directly or, knowingly, indirectly caused other persons to be in violation of any provision of the FCPA or any other applicable Anti-Corruption Law.

(b)	Neither any Transaction Obligor nor any of their respective Subsidiaries, directors, officers, employees, agents or persons acting on any of their behalf has (in the case of any agents or persons acting on any of their behalf, in the course of acting as such) has violated any Anti-Money Laundering Law or any Anti-Terrorism Law.

(c)	Each of the Transaction Obligors and their Subsidiaries have conducted their businesses in compliance with the Anti-Corruption Law, the Anti-Money Laundering Law and the Anti-Terrorism Law and have instituted and maintain systems, controls, policies and procedures designed to prevent bribery and corruption by any director, officer and employee of such Obligor and its Subsidiaries and ensure continued compliance with the Anti-Corruption Law, the Anti-Money Laundering Law and the Anti-Terrorism Law.

17.25	Holding companies

(a)	Neither Cayman Yisheng nor the Borrower has any business or traded or incurred any liabilities or commitments (actual or contingent, present or future) other than as permitted by Clause 20.27 (Holding companies).

(b)	Cayman Yisheng does not hold or beneficially own any Equity Interest in any person (or any interest therein) except for shares in US Yisheng, Singapore Yisheng and the Borrower.

(c)	None of US Yisheng, Singapore Yisheng, Liaoning Yisheng and Beijing Yisheng:

(i)	holds or beneficially owns any Equity Interest in any person (or any interest therein); or

(ii)	has traded or carried on any business since the date of its incorporation except for business activities relating to the research and development of vaccines and therapeutic biologics.

(d)	The Borrower does not hold or beneficially own any Equity Interest in any person (or any interest therein) except for equity interest in Liaoning Yisheng and Beijing Yisheng.

(e)	As at the date of this Agreement, neither Cayman Yisheng nor the Borrower is party to any material agreement other than the Finance Documents, the Shareholder Documents and any agreement in connection with the IPO or engagement or employment of any director or external professional advisor.

(f)	Neither Cayman Yisheng nor the Borrower has more than ten (10) employees (which, for the avoidance of doubt, do not include any director or external advisor) and such employees are employed for general administration purposes only.

17.26	Shareholder Documents

(a)	The Shareholder Documents contain all the terms of the agreements and arrangements in relation to:

(i)	a Redemption Event or any redemption or similar right of a holder of Equity Interest in Cayman Yisheng in relation to any Equity Interest held by it;

(ii)	any right regarding the repurchase of any Equity Interest of Cayman Yisheng by Cayman Yisheng; and

(iii)	ranking and priority among the holders of Equity Interest of Cayman Yisheng, Cayman Yisheng and/or the creditors of Cayman Yisheng.

(b)	Except as otherwise disclosed in writing to the Agent prior to the date of this Agreement, there has been no amendment, variation or supplement of or to, or wavier by any party to the Shareholder Documents.

(c)	The rights of a shareholder of Cayman Yisheng to require Cayman Yisheng to redeem or repurchase the Equity Interest in Cayman Yisheng held by such shareholder and the provisions relating to such redemption or repurchase of Equity Interest by Cayman Yisheng, in each case as set out in the Cayman Yisheng Articles, are consistent with those contained in the Shareholder Documents in all respects.

(d)	Each party to the Shareholder Documents is in compliance in all material respects with all of its obligations under the Shareholder Documents, and to the best of the knowledge and belief of Cayman Yisheng:

(i)	no representation or warranty given by any party to any of the Shareholder Documents is untrue or misleading in any material respect; and

(ii)	no party to any Shareholder Documents is in default or breach of any of its obligations thereunder in any material respect.

(e)	There has been no termination, rescission or cancellation of any of the Shareholder Documents. The Shareholder Documents are in full force and effect (save for any discharge through performance in full and subject to any amendment, variation, supplement, waiver or consent which has been disclosed in writing to the Agent or which has been made in accordance with Clause 20.17 (Constitutional documents and Shareholder Documents).

(f)	No Redemption Event has occurred.

17.27	Insurance

To the best knowledge and belief of each Obligor, there has been no non-disclosure, misrepresentation or breach of any term of any insurance policy in respect of any insurance required to be maintained pursuant to Clause 20.20 (Insurance) which would entitle any insurer to repudiate, rescind or cancel it or avoid or reduce its liability (in whole or in part) under it or otherwise decline any valid claim under it by or on behalf of any Group Member.

17.28	Private and commercial acts

The execution by each Obligor of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

17.29	No immunity

In any proceedings taken in a Relevant Jurisdiction in relation to the Finance Documents, no Obligor is entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.30	No partnership intended

No Finance Party is intended to be considered as a partner of any Obligor under the Partnership Ordinance (Cap. 38 of the Laws of Hong Kong), or any similar laws of any Relevant Jurisdiction of any Obligor or Finance Party.

17.31	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request, the Utilisation Date and the first day of each Interest Period; and

(b)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event by no later than the first Quarter Report Date after the end of each Financial Year:

(i)	the audited consolidated financial statements of Cayman Yisheng for that Financial Year; and

(ii)	the audited financial statements of the Borrower for that Financial Year;

(b)	as soon as the same become available, but in any event by no later than the first Quarter Report Date after the end of each Financial Quarter (other than the Financial Quarter ending on 31 March):

(i)	the unaudited consolidated financial statements of Cayman Yisheng for that Financial Quarter; and

(ii)	the unaudited financial statements of the Borrower for that Financial Quarter; and

(c)	promptly upon request, the financial statements of any other Obligor in respect of any financial year or any Financial Quarter.

18.2	Compliance Certificate

Each of the Borrower and Cayman Yisheng shall supply to the Agent, with each set of financial statements delivered to the Agent pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial statements):

(a)	a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up. The Compliance Certificate shall have attached to it an updated Net Sales Report as at the date as at which those financial statements were drawn up; and

(b)	a summary of the Permitted Intra-group Transfers (in reasonable details or as evidenced by the relevant bank statement(s)) in respect of the relevant Financial Quarter, by way of an electronic mail sent by a director of Cayman Yisheng.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by a Reporting Entity pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant Reporting Entity as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	A Reporting Entity shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

(c)	Each of the Borrower and Cayman Yisheng shall procure that each set of its financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the auditors of the Borrower or Cayman Yisheng deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

(a)	Each Obligor shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(i)	all documents dispatched by any Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Transaction Obligor, any Group Member or any director of any Group Member, and which might, if adversely determined, have a Material Adverse Effect;

(iii)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Transaction Obligor, any Group Member or any director of any Group Member, and which might have a Material Adverse Effect;

(iv)	promptly, such further information regarding the financial condition, business and operations of any Obligor or any Group Member as any Finance Party (through the Agent) may reasonably request; and

(v)	promptly, such information regarding the Included Products as any Finance Party (through the Agent) may reasonably request,

except to the extent in each case, the supply or disclosure of such information or providing copies of such document to the Agent would cause any Group Member to breach any law or regulation, or (in the case of sub-paragraph (iv) above only) any confidentiality obligation binding on it, provided that:

(A)	such Obligor shall use all commercially reasonable endeavours to remove or overcome any applicable restrictions against disclosure of such information under such law, regulation, requirement or duty of confidentiality and if such restrictions are overcome, such Obligor shall procure that such information is so supplied to the Agent as soon as reasonably practicable; and

(B)	such duty of confidentiality is not entered into with a view to circumventing the requirement for disclosure to any of the Finance Parties.

(b)	Each Obligor shall supply to the Agent promptly, notice of any change in authorised signatories of any Transaction Obligor signed by a director or company secretary of such Transaction Obligor accompanied by specimen signatures of any new authorised signatories.

18.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Direct electronic delivery by an Obligor

An Obligor may satisfy its obligations under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 30.4 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

18.7	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) if any one of its Subsidiaries is required to become an Additional Guarantor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all “know your customer” and other similar checks that it is required (or deems desirable) to conduct pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

19.	FINANCIAL COVENANTS

The undertakings in this Clause 19 remain in force from the date of this Agreement until the Discharge Date.

19.1	Financial covenants

The Borrower shall ensure that in relation to the Group:

(a)	at any time on or prior to the date falling twelve (12) Months after the Utilisation Date:

(i)	the Net Sales of the Included Products in respect of any Annual Relevant Period shall not be less than RMB400,000,000; and

(ii)	the Total Debt to Net Sales of the Included Products in respect of any Relevant Period shall not be more than 1.25:1;

(b)	at any time after the date falling twelve (12) Months after the Utilisation Date:

(i)	the Net Sales of the Included Products in respect of any Annual Relevant Period shall not be less than RMB500,000,000; and

(ii)	the Total Debt to Net Sales of the Included Products in respect of any Relevant Period shall not be more than 1:1;

(c)	the EBITDA Margin in respect of any Relevant Period shall not be less than twenty-five per cent. (25%); and

(d)	at any time after the date falling eighteen (18) Months after the Utilisation Date, the EBITDA Margin (after taking into account research and development expenses associated with the research and development of the Included Products) in respect of any Relevant Period shall not be less than twenty per cent. (20%).

19.2	Financial testing

The financial covenants set out in Clause 19.1 (Financial covenants) shall be tested on an annual basis (in respect of paragraph (a)(i) and (b)(i) thereof) or on a quarterly basis (in respect of paragraphs (a)(ii), (b)(ii), (c) and (d) thereof) by reference to the financial statements and Compliance Certificates delivered by each of the Borrower and Cayman Yisheng to the Agent pursuant to Clauses 18.1 (Financial statements) and 18.2 (Compliance Certificate) in respect of each Annual Relevant Period or Relevant Period (as the case may be).

19.3	Cure of Total Debt to Net Sales

(a)	If, in relation to any Relevant Period, the requirement under paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants) (as applicable) is not complied with as at the end of such Relevant Period, the Borrower shall, on or after the expiry of such Relevant Period but prior to the date falling 15 days after the date of delivery of the Compliance Certificate by Cayman Yisheng (the “Cure Period Expiry Date”):

(i)	prepay the Loan in whole or in part (together with accrued interest, any Makewhole Amount and any Prepayment Fee payable in connection with such prepayment) on or before the Cure Period Expiry Date by giving the Agent not less than five (5) days’ (or such shorter period as the Majority Lenders may agree) prior written notice such that immediately after such prepayment of the Loan, the requirement under paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants) (as applicable) is complied with; or

(ii)	provide evidence to the Agent (in form and substance satisfactory to the Majority Lenders) that the Borrowings of the Group have been reduced such that the requirement under paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants) (as applicable), if re-determined by taking into account such reduction, is complied with.

(b)	If there is a breach of the requirement under paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants) (as applicable) but the Borrower complies with the requirements under paragraph (a) above with respect to such breach within the time period specified thereof, such breach shall not constitute an Event of Default (but this shall be without prejudice to any subsequent breach of the requirements under paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants) (as applicable) and shall not prevent any Event of Default or Default from arising in respect of any such subsequent breach).

(c)	If there is (or it is anticipated that there will be) a breach of any requirement under Clause 19.1 (Financial covenants), the Borrower may apply for a waiver of such breach or requirement by the Majority Lenders. Such breach shall cease to constitute an Event of Default if the Majority Lenders have agreed to grant such waiver.

19.4	Financial definitions

In this Clause 19:

“Annual Relevant Period” means each period of 12 months ending on the last day of each Financial Year (provided that the first Annual Relevant Period for the purpose of this Agreement shall be the Annual Relevant Period commencing on 1 April 2022).

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (save for any indebtedness for or in respect of paragraphs (h)  and (i) of the definition of “Financial Indebtedness” and redeemable shares which do not contain a fixed date for redemption which falls prior to the Final Repayment Date).

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether accrued, paid or payable and whether or not capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments; and

(c)	deducting any interest paid, payable to or accrued to the benefit of any member of the Group on any deposit or bank account.

“EBIT” means, for any Relevant Period, the consolidated operating profits of the Group (including for the avoidance of doubt, any profit of any member of the Group which is attributable to minority interests) for that Relevant Period before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items, including but not limited to listing expenses reasonably incurred in connection with the IPO and fair value changes of convertible or redeemable preferred shares and share based compensation; and

(c)	before taking into account any research and development expenses,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“EBITDA” means, for any Relevant Period, EBIT for that Relevant Period before deducting any amount attributable to amortisation of goodwill and other intangible assets or depreciation of tangible assets.

“EBITDA Margin” means, for any Relevant Period, the ratio of EBITDA to Net Sales (calculated on a consolidated basis).

“Relevant Period” means each period of 12 months ending on the last day of each Financial Year and each period of 12 months ending on the last day of the each Financial Quarter.

“Total Debt” means, at any time, the aggregate obligations of the Group Members for or in respect of Borrowings at that time but excluding any such obligations owing to any other Group Member.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement until the Discharge Date.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required to (subject to Clause 20.30 (SAFE Registration)):

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdictions of any Finance Document; and

(iii)	carry on its business and own its assets, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

(a)	In this Clause 20.4, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(b)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) create or permit to subsist any Security over any of its assets.

(c)	No Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other Group Member;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to:

(i)	the Existing Security, provided that the principal amount secured thereunder does not exceed the amount stated in Schedule 9 (Existing Security);

(ii)	any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close-out netting or set-off arrangement pursuant to any Treasury Transaction permitted under Clause 20.24 (Treasury Transactions), excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a Treasury Transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(v)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Member;

(vi)	any Security constituted by any deposit made by a Group Member to its landlord in the ordinary course of business;

(vii)	any Security or Quasi-Security arising as a consequence of any Finance Lease which constitutes Financial Indebtedness permitted by Clause 20.13 (Financial Indebtedness);

(viii)	any Security or Quasi-Security granted by an Onshore Group Member securing Permitted Onshore Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any Group Member other than any permitted under paragraphs (ii) and (iv) to (vii) above and (ix) below) does not exceed RMB250,000,000 (or its equivalent in another currency or currencies) at any time; or

(ix)	any Security or Quasi-Security created with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.5	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	which is an Ordinary Sale Disposal;

(ii)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(iii)	of cash in the ordinary course of business and which is not otherwise restricted by the terms of the Finance Document;

(iv)	by a Guarantor to another Guarantor (other than Cayman Yisheng);

(v)	by a PRC Guarantor to another PRC Guarantor;

(vi)	which constitutes non-exclusive licensing of Intellectual Property to Cayman Yisheng on arm’s length basis and on normal commercial terms;

(vii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash);

(viii)	of obsolete or redundant vehicles, plant, machinery and equipment for cash;

(ix)	constituted by a license of Intellectual Property to an Onshore Group Member for the purpose of sale of any Included Products;

(x)	constituted by a licence of Intellectual Property in the ordinary course of business on arm’s length and normal commercial terms or otherwise pursuant to the terms of the Adjuvant Global Health Agreement;

(xi)	to a Joint Venture, to the extent permitted by Clause 20.10 (Acquisitions and Joint Ventures);

(xii)	arising as a result of any Security permitted by Clause 20.4 (Negative pledge); or

(xiii)	made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.6	Merger

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	any sale, lease, transfer or other disposal permitted pursuant to Clause 20.5 (Disposals); or

(ii)	any acquisition permitted pursuant to Clause 20.10 (Acquisitions and Joint Ventures).

20.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business (being life science, biological science and pharmaceutical business) of the Group from that carried on at the date of this Agreement.

20.8	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each Group Member will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.9	Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against any Group Member, or

(b)	any facts or circumstances which will or is reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

in each case where such Environmental Claim, if determined against that Group Member, is reasonably likely to have a Material Adverse Effect.

20.10	Acquisitions and Joint Ventures

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) acquire any company, shares, securities, business, assets, or undertaking or make any investment except for:

(i)	an acquisition by a PRC Guarantor from another PRC Guarantor;

(ii)	an acquisition by a Group Member of ordinary share(s) or equity interest in any of its direct Subsidiaries by way of subscription of such ordinary share(s) or equity interest in such Subsidiaries upon the issuance thereof;

(iii)	an acquisition by any Group Member of any asset sold, leased, transferred or otherwise disposed of by any other Group Member where such sale, lease, transfer or disposal constitutes a disposal that is permitted under Clause 20.5 (Disposals);

(iv)	the repurchase of the ordinary shares of Cayman Yisheng issued pursuant to any share incentive or similar scheme, in the event of a termination of employment or consulting relationship with Cayman Yisheng;

(v)	the establishment or incorporation of any Subsidiary provided that it becomes a Guarantor in accordance with Clause 24.2 (Additional Guarantors and Additional PRC Guarantors);

(vi)	an acquisition of Cash Equivalent Investments;

(vii)	an acquisition of any Intellectual Property from any person other than a Group Member on a royalty-free or similar basis;

(viii)	an acquisition the total consideration for which (when aggregated with (A) the total consideration for any other acquisition made pursuant to this paragraph (a)(viii) in the same Financial Year, and (B) the aggregate amount of investments in any Joint Venture made pursuant to paragraph (c) below in the same Financial Year) does not exceed RMB30,000,000 (or its equivalent in another currency or currencies);

(ix)	a Permitted Joint Venture Investment; or

(x)	an acquisition or investment made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

(b)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into or invest in any Joint Venture (including by acquisition of any interests therein, or transfer any assets or lend to, or give any guarantee, indemnity or Security for the obligations of, such Joint Venture).

(c)	Paragraph (b) above does not apply:

(i)	where, in any Financial Year, the aggregate of:

(A)	all amounts subscribed for shares in, lent to, or invested in any Joint Venture by any Group Member; and

(B)	the fair market value of any assets transferred by any Group Member to any Joint Venture,

when aggregated with the total consideration for acquisitions made pursuant to paragraph (a)(viii) above, does not exceed RMB30,000,000 (or its equivalent in another currency or currencies) (each a “Permitted Joint Venture Investment”); or

(ii)	where such investment, transfer, loan, guarantee, indemnity or Security is made or granted with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.11	Loans or credit

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) be the creditor of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Subordinated Loan;

(ii)	any Financial Indebtedness permitted under paragraph (b) of Clause 20.13 (Financial Indebtedness);

(iii)	any Permitted Joint Venture Investment; or

(iv)	any Financial Indebtedness made available by any Group Member to any person with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.12	Guarantees or indemnities

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person (other than such Obligor itself or, as the case may be, such Group Member itself), or assume any liability (actual or contingent) in respect of any obligation or liability of any person (other than such Obligor itself or, as the case may be, such Group Member itself).

(b)	Paragraph (a) above does not apply to:

(i)	any guarantee arising under the Finance Documents;

(ii)	any guarantee arising under any Financial Indebtedness permitted under Clause 20.13 (Financial Indebtedness) (other than under paragraphs (b)(iii) and (b)(iv) thereof); or

(iii)	any guarantee granted with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.13	Financial Indebtedness

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred pursuant to any Finance Documents;

(ii)	any Existing Financial Indebtedness, provided that no increase in principal amount of any such Existing Financial Indebtedness is permitted;

(iii)	any guarantee permitted under paragraph (b) of Clause 20.12 (Guarantees or indemnities);

(iv)	any Subordinated Debt;

(v)	any Financial Indebtedness arising under a Treasury Transaction permitted under Clause 20.24 (Treasury Transaction);

(vi)	any Financial Indebtedness under Finance Leases of vehicles, plant, machinery, equipment or computers, the aggregate capital value of all such items so leased under outstanding leases by Group Members does not exceed RMB50,000,000 (or its equivalent in other currencies) at any time;

(vii)	prior to the occurrence of the IPO:

(A)	any Financial Indebtedness made available by any Group Member to Cayman Yisheng for on-lending to another Group Member for the payment of any expenses arising from the ordinary course of business of such other Group Member (each a “Permitted Intra-group Transfer”), provided that Cayman Yisheng shall, within one (1) Business Day after the date of incurrence of such Financial Indebtedness on-lend the proceeds to such Group Member by way of a Subordinated Loan and if requested by the Agent, provide evidence of such on-lending to the Agent (in form and substance satisfactory to the Agent);

(B)	any Financial Indebtedness made available by any Group Member to Cayman Yisheng for funding listing expenses reasonably incurred by it in connection with the IPO; or

(C)	any Financial Indebtedness made available by any Group Member to Cayman Yisheng for funding administrative expenses in an amount which (when aggregated with any other Financial Indebtedness permitted under this sub-paragraph (C)) does not exceed US$2,000,000 in any Financial Year;

(viii)	after the occurrence of the IPO, any Financial Indebtedness made available by any Group Member to Cayman Yisheng in the ordinary course of business or for on-lending to another Group Member by way of a Subordinated Loan;

(ix)	any Financial Indebtedness made available by any Onshore Group Member to the Borrower for the purpose for servicing any payment obligation of the Borrower under any Finance Document;

(x)	any transaction permitted under Clause 20.21 (Share capital); or

(xi)	any Financial Indebtedness incurred by any Onshore Group Member, provided that the outstanding principal amount of any and all such Financial Indebtedness falling under this paragraph (b)(xi) (when aggregated with the outstanding principal amount of any other Financial Indebtedness falling within paragraphs (b)(ii) and (b)(vi) above and the value of any Treasury Transaction permitted under paragraph (b) of Clause 20.24 (Treasury Transaction)) does not exceed RMB250,000,000 (or its equivalent in other currencies) at any time; or

(xii)	any Financial Indebtedness incurred with the prior consent of the Agent (acting on the instructions of the Majority Lenders).

20.14	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each Obligor will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties.

(b)	No Obligor may (and the Borrower shall ensure that no Obligor will) change its residence for Tax purposes.

20.15	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each Obligor will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

20.16	Arm’s length basis

No Obligor shall (and the Borrower shall ensure that no Obligor will) enter into any transaction with any person (other than another Group Member) except on arm’s length terms (or terms more favourable to such Obligor).

20.17	Constitutional documents and Shareholder Documents

(a)	No Obligor shall amend, vary, novate, supplement, superseded, waive or terminate (or agree to amend, vary, novate, supplement, supersede, waive or terminate) any of the Constitutional Documents of any Obligor or any of the Shareholder Documents, except:

(i)	for any amendment to such Constitutional Documents or Shareholder Documents which:

(A)	does not relate to the ranking or priority of any claim of any holder of Equity Interest in Cayman Yisheng against Cayman Yisheng or any creditor of Cayman Yisheng;

(B)	does not relate to any redemption or similar right of any holder of Equity Interest in Cayman Yisheng;

(C)	does not relate to any right to repurchase any Equity Interest of Cayman Yisheng by Cayman Yisheng;

(D)	does not have the effect of accelerating the deadline for the IPO; or

(E)	is not and could not reasonably be expected to be materially adverse to the interests of the Finance Parties;

(ii)	after the occurrence of the IPO, termination of any terms of the Shareholder Documents which are not permitted by applicable laws, regulations or listing rules to survive the IPO; or

(iii)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

(b)	Each Obligor shall promptly supply to the Agent a copy of any amendment, variation, novation, supplement, superseding, waiver or termination of or to any Constitutional Document of any Obligor and any Shareholder Document.

20.18	Group distributions

Each Obligor shall (and each Obligor shall procure that each Group Member will) ensure that no restrictions shall arise or subsist with respect to the ability of any Group Member (other than Cayman Yisheng) to declare, make or pay any dividends or other distributions to its shareholder, except for any restriction contained in any Finance Document.

20.19	Dividends and share redemption

(a)	No Obligor (other than the PRC Guarantors) shall:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any Transaction Obligor or any of its Affiliates (other than a Guarantor (excluding Cayman Yisheng)); or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so (excluding any Redemption Event provided that the provisions of Clause 7.6 (Mandatory prepayment – Redemption Event) are complied with).

(b)	Paragraph (a) above does not apply to:

(i)	the repurchase of the ordinary shares of Cayman Yisheng issued pursuant to any share incentive or similar scheme, in the event of a termination of employment or consulting relationship with Cayman Yisheng;

(ii)	after the occurrence of the IPO, any payment of dividend made by a Guarantor to its direct Holding Company;

(iii)	the payment of any management or advisory fee to any Affiliate of an Obligor on arm’s length terms in respect of bona fide commercial transactions entered into in the ordinary course of trading of such Obligor, provided that the aggregate amount of all fees permitted under this paragraph (iii) does not exceed RMB3,000,000 (or its equivalent) in any Financial Year; or

(iv)	any payment or act made or done with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.20	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each Group Member will):

(i)	maintain:

(A)	clinical trial insurance and product liability insurances;

(B)	any insurance which is required to be maintained by any Applicable Law;

(C)	any insurance on and in relation to its business and assets in each case against those risks which are material to the business and operations of the Group, provided that such insurance is available in the applicable jurisdiction(s) at costs which is customary for companies with similar nature and scale of the business and operations of such Obligor; and

(D)	such other insurances on and in relation to its business and assets in each case against those risks to the extent as is usual for companies carrying on the same or substantially similar business in the applicable jurisdiction(s); and

(ii)	not do or permit anything, or fail to disclose or to make any representation, which would make any such insurance policy void or voidable.

(b)	Each Obligor shall ensure that all insurances must be with reputable independent insurance companies or underwriters.

20.21	Share capital

No Obligor shall issue any Equity Interest without the prior consent of the Agent (acting on the instructions of the Majority Lenders), except for:

(a)	any issuance of Equity Interest by Cayman Yisheng, provided that:

(i)	such issuance will not result in or give rise to a Change of Control;

(ii)	the claims of any holder of such Equity Interest will not rank ahead of any Guaranteed Liability; or

(iii)	any issuance of redeemable shares which do not contain a fixed date for redemption which falls prior to the Final Repayment Date;

(b)	any Subordinated Debt issued by Cayman Yisheng, provided that such issuance will not result in or give rise to a Change of Control; or

(c)	in the case of any Group Member other than Cayman Yisheng, any issuance of ordinary share or equity interest to its direct Holding Company.

20.22	Access

Each Obligor shall, and the Borrower shall ensure that each Group Member will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access (for no more than once per year unless an Event of Default is continuing) at reasonable times and on reasonable notice at the risk and cost of the Obligors to (a) the premises, assets, books, accounts and records of each Group Member and (b) meet and discuss matters with senior management of each Group Member.

20.23	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property which is material in the context of the business of the Group;

(b)	use reasonable endeavours to prevent any infringement by third parties in any material respect of any such Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property;

(d)	not use or permit any such Intellectual Property to be used in a way or take any step or omit to take any step in respect of any such Intellectual Property which may materially and adversely affect the existence or value of any Intellectual Property or limit, restrict or prohibit the right of any Group Member to use such property; and

(e)	not discontinue the use of any such Intellectual Property in any manner which would result in the abandonment or relinquishment of the right of any Group Member to use or enforce the Intellectual Property.

20.24	Treasury Transactions

No Obligor shall (and the Borrower will procure that no Group Member will) enter into any Treasury Transaction other than:

(a)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a Group Member and not for speculative purposes, provided that the aggregate value of all such Treasury Transaction, when aggregated with the outstanding principal amount of all Financial Indebtedness permitted under paragraph (b)(xi) of Clause 20.13 (Financial indebtedness), does not exceed RMB250,000,000 (or its equivalent in other currencies) at any time.

20.25	Sanctions

(a)	No Obligor will (and the Borrower shall ensure that no Transaction Obligor will) violate any Sanctions or engage in any activity or conduct which could result in any violation of any Sanctions;

(b)	Without limiting the generality of paragraph (a) above, no Obligor will (and the Borrower shall ensure that no Transaction Obligor will), nor permit or authorise any other person to, directly or indirectly use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other person:

(i)	to fund or facilitate any activities or business of or with any person, or in any country or territory, that, at the time of such funding or facilitation, is, or whose government is:

(A)	the subject of any Sanctions; or

(B)	located, organised or resident in a country or territory that is, or whose government is, the target or subject of comprehensive Sanctions, including, without limitation, currently, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria;

(ii)	involving or for the benefit of any Restricted Party; or

(iii)	in any other manner that would or would reasonably be expected to result in a violation of any Sanctions by any person (including any person participating in the Loan, whether as obligor, lender, underwriter, advisor, investor or otherwise).

20.26	Anti-Corruption, Anti-Terrorism and Anti-Money Laundering

(a)	Each Obligor shall (and shall procure that each Transaction Obligor will) comply with the Anti-Corruption Law, Anti-Terrorism Law and Anti-Money Laundering Law.

(b)	Without limiting the generality of paragraph (a) above, no part of the proceeds of the Loan will be used, directly or indirectly, for any payment that could constitute a violation of any Anti-Corruption Law, any Anti-Terrorism Law or any Anti-Money Laundering Law.

(c)	Each Obligor shall (and shall procure that each Transaction Obligor will) continue to institute and maintain systems, controls, policies and procedures designed to prevent bribery and corruption by any director, officer and employee of any Transaction Obligor and ensure compliance by the Group and by persons associated with the Group with all the Anti-Corruption Law, Anti-Money Laundering Law and Anti-Terrorism Law.

20.27	Holding companies

(a)	At any time prior to the IPO, Cayman Yisheng shall not trade, carry on any business, own any material assets or incur any material liabilities, indebtedness or commitments (whether actual or contingent) except for:

(i)	any transaction permitted under Clauses 20.5 (Disposal), 20.10 (Acquisitions and Joint Ventures), 20.19 (Dividends and share redemption) and 20.21 (Share capital);

(ii)	activities in connection with the IPO;

(iii)	the provision and purchase of management, legal, accounting and administrative services (excluding treasury services) to its Subsidiary of a type customarily provided by a Holding Company to its Subsidiaries;

(iv)	ownership of shares in its Subsidiaries and Intellectual Property rights;

(v)	ownership of credit balances in bank account;

(vi)	any rights and obligations (including any performance or enforcement thereof) under the Finance Documents to which it is a party;

(vii)	incurring any liabilities for Taxes, professional fees and administration costs in the ordinary course of business as a Holding Company and any liabilities arising by operation of law in the ordinary course of its business as a Holding Company;

(viii)	administrative activities necessary to maintain tax status in its jurisdiction of incorporation and making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to Taxes;

(ix)	activities in connection with any litigation or court or other proceedings that are in each case being contested by it in good faith;

(x)	incurring liabilities arising by operation of law in the ordinary course of business as a holding company consistent with the other paragraphs of this definition;

(xi)	the incurrence of any Financial Indebtedness permitted to be incurred by it under this Agreement; and

(xii)	the grant of any Security, guarantee, indemnity or loan permitted to be granted by it under this Agreement.

(b)	The Borrower shall not trade, carry on any business, own any material assets or incur any material liabilities, indebtedness or commitments (whether actual or contingent) except for:

(i)	any transaction permitted under Clauses 20.5 (Disposal), 20.10 (Acquisitions and Joint Ventures), 20.19 (Dividends and share redemption) and 20.21 (Share capital);

(ii)	the provision and purchase of management, legal, accounting and administrative services (excluding treasury services) to its Subsidiary of a type customarily provided by a Holding Company to its Subsidiaries;

(iii)	ownership of shares in its Subsidiaries and Intellectual Property rights;

(iv)	ownership of credit balances in bank account;

(v)	any rights and obligations (including any performance or enforcement thereof) under the Finance Documents to which it is a party;

(vi)	incurring any liabilities for Taxes, professional fees and administration costs in the ordinary course of business as a Holding Company and any liabilities arising by operation of law in the ordinary course of its business as a Holding Company;

(vii)	administrative activities necessary to maintain tax status in its jurisdiction of incorporation and making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to Taxes;

(viii)	activities in connection with any litigation or court or other proceedings that are in each case being contested by it in good faith;

(ix)	incurring liabilities arising by operation of law in the ordinary course of business as a holding company consistent with the other paragraphs of this definition;

(x)	the incurrence of any Financial Indebtedness permitted to be incurred by it under this Agreement; and

(xi)	the grant of any Security, guarantee, indemnity or loan permitted to be granted by it under this Agreement.

(c)	No Obligor shall hold or beneficially own any Equity Interest in any person, other than:

(i)	the ownership of shares in a Guarantor;

(ii)	the ownership of equity interest in a PRC Guarantor; and

(iii)	the ownership of any Equity Interest in any Permitted Joint Venture Investment.

(d)	Each of Cayman Yisheng (prior to the occurrence of the IPO) and the Borrower (at all times) shall ensure that it does not have more than ten (10) employees (which, for the avoidance of doubt, do not include any director or external advisor) at any time.

20.28	Pensions

(a)	Each Obligor shall ensure that all pension schemes and social security arrangements operated by or maintained for the benefit of any Group Member and/or any of their employees are full funded or paid up in accordance with applicable laws and regulations and that no action or omission is taken by any Group Member in relation to such a pension scheme or social security arrangement which has or is reasonably likely to have a Material Adverse Effect (including, the termination or commencement of winding-up proceedings of any such pension scheme or social security arrangement).

(b)	Each Obligor shall promptly notify the Agent of any investigation or proposed investigation by any Governmental Agency in respect of any pension scheme or social security arrangement referred to in paragraph (a) above.

20.29	Onshore collateral

Each Original PRC Guarantor shall (and each Obligor shall ensure that each Original PRC Guarantor will), at the request of the Agent (acting on the instructions of the Majority Lenders) that is provided within nine (9) Months after the Utilisation Date, refinance (as soon as reasonably practicable) all or any part of its Existing Financial Indebtedness in the PRC (each an “Existing Onshore Debt”) and create Security over its real property (which constitutes Security for such Existing Financial Indebtedness) in favour of the creditor(s) who are introduced by one or more Lenders, which may or may not be an Affiliate of a Lender (each a “Refinancing Lender”) to provide such refinancing (each an “Onshore Refinancing Debt”), provided that:

(a)	the pricing terms offered by the Refinancing Lender(s) to refinance an Existing Onshore Debt are no less favourable to the relevant PRC Guarantor than market terms and the terms of such Existing Onshore Debt;

(b)	the relevant Original PRC Guarantor shall effect or procure the registration and perfection of the Security securing such Onshore Refinancing Debt in accordance with the terms of such Onshore Refinancing Debt; and

(c)	for the avoidance of doubt, no Obligor shall be considered to be in breach of its obligations under this Clause 20.29, to the extent any failure or delay in achieving such refinancing or completion of such registration or perfection requirement is caused by a Refinancing Lender.

20.30	SAFE Registrations

(a)	Each PRC Guarantor shall (and the Borrower shall ensure that each PRC Guarantor will):

(i)	promptly (and in any event within 15 PRC Business Days after the date of the PRC Guarantee to which it is a party) and duly submit all relevant forms and other documents to SAFE for the purposes for NBWD registration of such PRC Guarantee with SAFE;

(ii)	use its best efforts to complete such NBWD registration with SAFE (provided that there shall be no obligation to continue to pursue such registration if the application for such registration is not accepted by SAFE or such NBWD registration is not completed within 180 days after the date of such PRC Guarantee notwithstanding the use of best efforts); and

(iii)	promptly after it becomes available (and in any event, within 5 PRC Business Days upon receipt), deliver to the Lender a copy of the NBWD registration certificate issued by SAFE (stamped with the official seal of SAFE) or any other evidence (in form and substance satisfactory to the Lender) evidencing the completion of the NBWD registration of such PRC Guarantee.

(b)	In the event where the NBWD registration of a PRC Guarantee has been successfully completed and:

(i)	any term of this Agreement or the PRC Guarantee is amended, varied, supplemented or restated (each a “Material Change”); and

(ii)	if such Material Change is required under any PRC law or regulations or the applicable regulations promulgated by SAFE to be registered with SAFE,

each PRC Guarantor shall use its best efforts to:

(A)	promptly after the date of any Material Change (and in any event within 15 PRC Business Days after the date of such Material Change), duly apply for registration of such Material Change with SAFE;

(B)	use its best efforts to complete such registration with SAFE (provided that there shall be no obligation to continue to pursue such registration if the application for such registration is not accepted by SAFE or such NBWD registration is not completed within 180 days after the date of such Material Change notwithstanding the use of best efforts); and

(C)	promptly after it becomes available (and in any event within 5 PRC Business Days upon receipt), deliver to the Lender a copy of the NBWD registration certificate issued by SAFE (stamped with the official seal of SAFE) evidencing the completion of the registration of such Material Change or such other evidence (in form and substance satisfactory to the Lender) showing that the registration with SAFE has been obtained.

20.31	Further assurance

Each Obligor shall (and the Borrower shall procure that each Transaction Obligor will) take all such action (including making all filings and registrations) as may be necessary or as the Agent may specify for the purpose of complying with all and any laws and regulations applicable to the transactions contemplated under the Finance Documents.

21.       SUBORDINATION

21.1	Definitions

In this Clause 21 (Subordination):

“Insolvency Event” means, in relation to any Subordinated Debtor:

(a)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that Subordinated Debtor or a moratorium is declared in relation to any indebtedness of that Subordinated Debtor;

(b)	any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)	the appointment of any Insolvency Representative in respect of that Subordinated Debtor or any of its assets; or

(d)	any analogous procedure or step is taken in any jurisdiction.

“Insolvency Representative” means any liquidator, receiver, receiver and manager, administrative receiver, administrator, judicial manager, compulsory manager or similar officer in any jurisdiction.

“Subordinated Creditor” means any Obligor who is a creditor of any Permitted Intra-group Loan.

“Subordinated Debtor” means any Obligor who is a debtor of any Permitted Intra-group Loan.

“Subordinated Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally as principal or surety or in any other capacity whatsoever, and whether incurred originally by that Subordinated Debtor or by some other person) of any Subordinated Debtor to any Subordinated Creditor in connection with any Permitted Intra-group Loan, whether or not matured and whether or not liquidated.

21.2	Ranking and priority

Unless expressly provided to the contrary in this Agreement, the Guaranteed Liabilities and the Subordinated Liabilities shall rank in right and priority of payment in the following order:

First	the Guaranteed Liabilities; and

Secondly	the Subordinated Liabilities.

This Clause 21 (Subordination) does not purport to rank any of the Subordinated Liabilities as among any Subordinated Creditor.

21.3	Undertakings

Prior to the Discharge Date, except as the Agent has previously agreed in writing or to the extent permitted by paragraph (c) of Clause 21.7 (Subordination on Insolvency):

(a)	no Subordinated Debtor will pay, or make any distribution in respect of, or on account of, or purchase, redeem or acquire any of the Subordinated Liabilities in cash or in kind;

(b)	no Subordinated Creditor will demand or receive payment of, or any distribution in respect of, or on account of any Subordinated Liabilities in cash or in kind or apply any money or property in or towards discharge of any Subordinated Liabilities;

(c)	no Subordinated Creditor will discharge any of the Subordinated Liabilities by set-off, any right of combination of accounts or otherwise; and

(d)	no Subordinated Creditor or Subordinated Debtor will take or fail to take any action (including exercising the powers of convening meetings, voting and representation in respect of the Subordinated Liabilities) whereby the ranking and/or subordination provided for in this Clause 21 (Subordination) might be terminated, impaired or adversely affected (as to which a certificate of the Agent acting in good faith shall be conclusive).

21.4	Variations

Until the Discharge Date, no Subordinated Debtor or Subordinated Creditor will vary the terms of any Subordinated Loan except:

(a)	any procedural, administrative or other similar change; or

(b)	in writing in a way which might not adversely affect the interests of the Finance Parties or the ranking and/or subordination arrangements provided for in this Agreement (as to which the Agent acting in good faith shall on request provide a certificate to that Subordinated Debtor or Subordinated Creditor, which will be conclusive evidence of such effect on the ranking and/or subordination arrangements).

21.5	Turnover - recoveries

If prior to the Discharge Date any Subordinated Creditor receives or recovers a payment or distribution in cash or in kind (including by way of set-off, combination of accounts or otherwise):

(a)	of, or on account of, any of the Subordinated Liabilities; or

(b)	from (or on behalf of) any Subordinated Debtor on account of the purchase, redemption or acquisition of any of the Subordinated Liabilities; or

(c)	as a result of any legal proceedings against any Subordinated Debtor in respect of any Subordinated Liabilities,

then, the receiving or recovering Subordinated Creditor will promptly notify the Agent of that event and will promptly on demand pay to the Agent an amount equal to the lesser of:

(i)	the outstanding aggregate balance of the Guaranteed Liabilities; and

(ii)	the amount of such payment or distribution,

and pending such payment the amount received or recovered (or if less, an amount equal to the outstanding aggregate balance of the Guaranteed Liabilities) shall be held on trust for the Agent.

21.6	Trust failure

If the trust referred to in Clause 21.5 (Turnover - recoveries) fails or cannot be given effect to, each relevant Subordinated Creditor will pay an amount equal to any such payment or distribution actually received by it (and deliver securities or property distributed to it or any of them) to the Agent.

21.7	Subordination on insolvency

(a)	Notwithstanding any term of any Finance Document, the provisions of this Clause 21.7 shall apply if, prior to the Discharge Date, an Insolvency Event occurs.

(b)	The Subordinated Liabilities owed by a Subordinated Debtor in respect of which the Insolvency Event has occurred (the “Insolvent Company”) will be subordinated in right of payment to the Guaranteed Liabilities owed by that Insolvent Company.

(c)	Until the Discharge Date and with notice to the relevant Subordinated Creditor(s), as applicable, the Agent may, and is irrevocably authorised by each of the Subordinated Creditors to:

(i)	demand, sue, claim, enforce and prove for any Subordinated Loan due and payable by the Insolvent Company;

(ii)	file claims and proofs, give receipts and take such other proceedings and do all such things as the Agent considers reasonably necessary or advisable to recover any Permitted Intra-group Loan owed by the Insolvent Company and for the enforcement of this Agreement and the priorities referred to in this Agreement; and

(iii)	receive all payments and distributions on or on account of any Permitted Intra-group Loan owed by the Insolvent Company.

(d)	If the Agent is not entitled or does not wish to do or take any of the actions referred to in paragraph (c) above, the Subordinated Creditors will each do so promptly as and when requested by the Agent from time to time.

(e)	Prior to the Discharge Date, the Agent may exercise all powers of convening meetings, voting and representation in respect of the Subordinated Liabilities owed by the Insolvent Company and each Subordinated Creditor will provide all forms of proxy and of representation requested by the Agent for that purpose.

(f)	If the Agent is not entitled or does not wish to exercise a power conferred by paragraph (e) above, each Subordinated Creditor will exercise such power as the Agent may from time to time direct.

(g)	Prior to the Discharge Date, each Subordinated Creditor will, promptly on demand by the Agent, pay an amount equal to the amount of all payments or distributions of or in respect of any Subordinated Loan in cash or in kind received by or on behalf of it from any Insolvent Company (or any Insolvency Representative of it or its assets) to the Agent. Pending such application the Agent will hold such payment on trust for the beneficiaries entitled to it.

(h)	Until the Discharge Date, the Insolvency Representative of any Insolvent Company is authorised and directed to apply distributions on the Subordinated Debt direct to the Agent.

(i)	Prior to the Discharge Date, the Subordinated Creditors will give all such notices and do all such things as the Agent may reasonably request to give effect to this Clause 21.7.

21.8	Restrictions on enforcement

Subject to Clause 21.7 (Subordination on Insolvency), until the Discharge Date, none of the Subordinated Creditors will:

(a)	accelerate or make demand for any of the Subordinated Liabilities or otherwise declare any of the Subordinated Liabilities prematurely due or payable, other than a demand made by a Subordinated Creditor in relation to any Subordinated Liabilities which are on-demand liabilities, to the extent that the demand is made in the ordinary course of dealings between the relevant Subordinated Debtor and Subordinated Creditor;

(b)	enforce any Subordinated Loan by attachment, set-off, execution or otherwise;

(c)	appoint or require the appointment of an Insolvency Representative to any Group Member or over the assets of any Group Member;

(d)	petition for, initiate or vote in favour of any resolution or take any other action or steps whatsoever for, or with a view to or which may lead to an Insolvency Event occurring; or

(e)	commence, or threaten to commence or support, any legal action or proceedings against any Group Member.

21.9	Variations and no objection

(a)	If any variation is agreed by the Finance Parties in relation to any Finance Document, that variation shall, until the Discharge Date, be binding on each Obligor, who shall each be deemed to have given or made at the same time a corresponding variation in equivalent terms under any Permitted Intra-group Loan and no Obligor shall be entitled to object to such variation.

(b)	No Obligor or any Group Member shall have any claim or remedy against any Finance Party by reason of any transaction entered into between that Finance Party and an Obligor or a Group Member or any requirement or condition imposed by or on behalf of that Finance Party on any Obligor or any Group Member which breaches any document relating to any Permitted Intra-group Loan.

21.10	Co-operation

Each Obligor will take all reasonable and necessary steps and will co-operate with the Finance Parties so as to ensure that the intentions as to priorities set out in this Clause 21 are reflected and recorded in any registry or register or with any filing or registration authority in any jurisdiction, and if reasonably required by the Agent, that third parties are informed of such priorities.

21.11	Position of the Obligors

No Obligor shall have any right against any Finance Party under this Clause 21 and none of the undertakings in this Clause 21 are given (or shall be deemed to be given) to, or for the benefit of, the Obligors or are enforceable by any of them.

21.12	Continuing subordination

The subordination and priority provisions in this Clause 21 constitute a continuing subordination and priority and benefit to the ultimate balance of the Guaranteed Liabilities regardless of any intermediate payment or discharge of any such Guaranteed Liabilities in whole or in part.

21.13	Waiver of defence

The obligations of each Obligor under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice the subordination or any of those obligations in whole or in part (without limitation and whether or not known to it or any Finance Party), including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any Transaction Obligor or Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

21.14	Appropriations

Until the Discharge Date and without prejudice to Clause 16.6 (Appropriations), each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Obligor shall be entitled to the benefit of the same; and

(b)	hold in a non-interest bearing suspense account any moneys received from any Obligor or on account of any Obligor’s liability under this Clause 21.

21.15	Preservation of debt

Notwithstanding any term of this Clause 21 postponing, subordinating or preventing the payment of any of the Permitted Intra-group Loan, as between Obligors, the Permitted Intra-group Loan shall remain owing or payable (and interest or default interest shall continue to accrue) in accordance with the terms of such Permitted Intra-group Loan.

21.16	Power of attorney

(a)	Each Obligor hereby irrevocably appoints (to the extent it is legally able to do so) the Agent as its attorney (with full power to appoint delegates and substitutes) to do anything which it:

(i)	has authorised the Agent to do on its behalf under this Clause 21; or

(ii)	is required and is legally able to do by this Clause 21 but has failed to do so.

(b)	Each Obligor undertakes to the Agent that, promptly upon request, it will ratify and confirm all actions taken by the Agent (or any of its substitutes or delegates) in the proper exercise of the power of attorney granted under Clause 21.16 (Power of attorney) in favour of the Agent.

21.17	Permitted Junior Debt

Each Obligor shall ensure that:

(a)	all Permitted Junior Debt is subordinated to the Guaranteed Liabilities in substantially the same terms as this Clause 21 pursuant to a Subordination Deed; and

(b)	the entry into the relevant Subordination Deed is made on or before the incurrence the relevant Permitted Junior Debt.

21.18	Further assurance (Subordination)

Each Obligor shall do all such things and execute all such documents as the Agent may require to ensure that the provisions of this Clause 21 as to the relative ranking of priorities and subordination as between the Finance Parties and the Obligors shall be given effect to in all relevant jurisdictions and to otherwise give effect to the terms of this Clause 21.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than 22.18 (Acceleration)) is an Event of Default.

22.1	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

22.2	Financial covenants and other obligations

(a)	Any requirement of Clause 19 (Financial covenants) is not satisfied (subject, in the case of paragraph (a)(ii) or (b)(ii) of Clause 19.1 (Financial covenants), to Clause 19.3 (Cure of Total Debt to Net Sales)).

(b)	An Obligor does not comply with the provision of Clause 20.4 (Negative pledge), Clause 20.5 (Disposals), Clause 20.11 (Loans or credit), Clause 20.12 (Guarantees or indemnities), Clause 20.13 (Financial Indebtedness) and/or Clause 20.30 (SAFE Registration).

(c)	A Transaction Obligor does not comply with any provision of the Royalty Deed.

22.3	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Transaction Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if events or circumstances giving rise to the misrepresentation or mis-statement are capable of remedy and are remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Transaction Obligor becoming aware of such misrepresentation or mis-statement.

22.5	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor or Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor or Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor or Group Member is cancelled or suspended by a creditor of any Transaction Obligor or Group Member as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor or Group Member becomes entitled to declare any Financial Indebtedness of any Transaction Obligor or Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$1,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A Transaction Obligor or a Group Member is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Group taken as a whole is less than its liabilities (taking into account contingent and prospective liabilities but excluding (i) any outstanding current liabilities and non-current liabilities related to convertible or redeemable preferred shares and (ii) fair value changes of convertible or redeemable preferred shares).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor or Group Member.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or Group Member;

(ii)	a composition or arrangement with any creditor of any Transaction Obligor or Group Member, or an assignment for the benefit of creditors generally of any Transaction Obligor or Group Member or a class of such creditors;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, judicial manager or other similar officer in respect of any Transaction Obligor or Group Member or any of their assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor or Group Member having an aggregate value of no less than US$1,000,000 (or its equivalent in any other currency or currencies), or any analogous procedure or step is taken in any jurisdiction.

(b)	Clause 22.7(i) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within ten (10) Business Days of commencement.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Transaction Obligor or Group Member having an aggregate value of no less than US$2,000,000 (or its equivalent in any other currency or currencies) and is not discharged within ten (10) Business Days.

22.9	Ownership of the Obligors

(a)	Cayman Yisheng ceases to directly, legally and beneficially own all of the Equity Interests in each of US Yisheng, Singapore Yisheng and the Borrower.

(b)	Cayman Yisheng ceases to directly or indirectly beneficially own all of the Equity Interests in each Guarantor (other than Cayman Yisheng).

(c)	The Borrower ceases to directly, legally and beneficially own all of the Equity Interests in each of Liaoning Yisheng and Beijing Yisheng.

22.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligations of any Transaction Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.11	Material Licences

(a)	Any Material Licence is terminated, cancelled, suspended or revoked (whether wholly or in part).

(b)	Any restrictions or conditions are imposed on any Material Licence for any Included Products.

(c)	Any restrictions or conditions are imposed on any Material Licence (except for any Included Products) which has or is reasonably likely to have a Material Adverse Effect.

(d)	Any Material Licence for any Included Products is modified or varied in any way which has or is reasonably likely to have a negative impact on the Net Sales or EBITDA Margin.

(e)	Any Material Licence (except for any Included Products) is modified or varied in a way which has or is reasonably likely to have a Material Adverse Effect.

(f)	Any Material Licence expires and is not renewed on substantially the same terms.

22.12	Repudiation and rescission of agreements

(a)	A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)	Any party to the Shareholder Documents rescinds or purports to rescind or repudiates or purports to repudiate any of the Shareholder Documents, which in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a material adverse effect on the interest of any Finance Party under the Finance Documents.

(c)	Any party to the Shareholder Documents is in default or breach of any of its obligations under the Shareholder Documents, or any representation or statement made or deemed to be made by any such party in the Shareholder Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, in each case which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a material adverse effect on the interest of any Finance Party under the Finance Documents.

22.13	Cessation of business

Any Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole, except for any suspension of business of no more than ten (10) consecutive Business Days arising as a result of any Force Majeure Event.

22.14	Audit qualification

The auditor of Cayman Yisheng qualifies any audited financial statements of Cayman Yisheng.

22.15	Declared company

An Obligor is declared by the Minister for Finance of Singapore to be a company to which Part IX of the Companies Act applies.

22.16	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Transaction Obligor or Group Member or their assets (or against the directors of any Transaction Obligor or Group Member) which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

22.17	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

22.18	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any Lenders in the Loan then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly);

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for any assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	to a fund which is a Related Fund of that Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	Notwithstanding paragraphs (a) and (b) above, no assignment or transfer may be made to a Competitor without the consent of the Borrower (provided that any update to the list of Competitors shall not affect any assignment or transfer entered into or contracted for prior to the date on which such update is approved by the Agent and not in anticipation of such update).

(d)	A transfer will be effective only if the procedure set out in Clause 23.4 (Procedure for transfer) is complied with.

(e)	An assignment will be effective only if the procedure and conditions set out in Clause 23.5 (Procedure for assignment) are complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11.2 (Tax Gross-Up), Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is not entitled to receive a payment under those Clauses to the extent such payment would be greater than the payment that would have been made to the Existing Lender or Lender acting through its previous Facility Office if the assignment, transfer or change had not occurred.

23.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

23.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.11 (Pro-rata interest settlement) on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	The procedure set out in this Clause 23.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.5	Procedure for assignment

(a)	Subject to the conditions set out in paragraph (e) below and in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (e)(ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.11 (Pro-rata interest settlement) on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Transaction Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.5 to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 23.4 (Procedure for transfer), to obtain a release by that Transaction Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (e) below.

(e)	An assignment (whether pursuant to an Assignment Agreement or paragraph (d) above) will only be effective on:

(i)	receipt by the Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender. The Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (d) above unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(f)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.6	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.7	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.8	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.9	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person and no consent of any Transaction Obligor shall be required in respect of any such sub-participations.

23.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.11	Pro-rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.4 (Procedure for transfer) or any assignment pursuant to Clause 23.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender;

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.11, have been payable to it on that date, but after deduction of the Accrued Amounts; and

(C)	any amendment or waiver that has the effect of changing or which relates to the Accrued Amounts or the date of payment of the Accrued Amounts shall not be made without the prior consent of the Existing Lender.

(b)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

24.2	Additional Guarantors and Additional PRC Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 18.7 (“Know your customer” checks), in the event that any Obligor incorporates, establishes or acquires any Subsidiary, the Borrower shall:

(i)	promptly notify the Agent in writing; and

(ii)	procure that each such Subsidiary shall within fifteen (15) Business Days accede to this Agreement as an Additional Guarantor or (if such Subsidiary is incorporated or established under the laws of the PRC) an Additional PRC Guarantor by delivering to the Agent a duly completed and executed Accession Letter (and in the case of an Additional PRC Guarantor, a PRC Guarantee duly executed by the parties thereto), provided that the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent, in relation to that Additional Guarantor or Additional PRC Guarantor.

(b)	Paragraph (a) above does not apply to any Joint Venture, to the extent permitted by Clause 20.10 (Acquisitions and Joint Ventures).

(c)	The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied under paragraph (a)(ii) above.

24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Guarantor or Additional PRC Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.4	Resignation of a Guarantor or a PRC Guarantor

(a)	The Borrower may request that a Guarantor or a PRC Guarantor ceases to be a Guarantor or a PRC Guarantor (as applicable) by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	all the Lenders have consented to the Borrower’s request.

25.	CONFIDENTIAL INFORMATION

25.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25.2 (Disclosure of Confidential Information) and Clause 25.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

25.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (a) of Clause 26.13 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors.

25.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of the Transaction Obligors;

(ii)	country of domicile of the Transaction Obligors;

(iii)	place of incorporation of the Transaction Obligors;

(iv)	the date of this Agreement;

(v)	Clause 36 (Governing Law);

(vi)	the name of the Agent;

(vii)	the date of each amendment and restatement of this Agreement;

(viii)	the amounts of, and names of, the Facility (and any tranches);

(ix)	the amount of the Total Commitments;

(x)	the currency of the Facility;

(xi)	the type of Facility;

(xii)	the ranking of the Facility;

(xiii)	the Final Repayment Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or any Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or any Transaction Obligor; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or any Transaction Obligor by such numbering service provider.

25.4	Entire agreement

This Clause 25.4 (Entire agreement) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

25.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

25.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 25.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 25.

25.7	Continuing obligations

The obligations in this Clause 25 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT

26.1	Appointment of the Agent

(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all-Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 23.6 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

26.6	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(B)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to conduct:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.10	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.9 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Each Obligor shall, within three (3) Business Days of demand, reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	Notwithstanding paragraphs (a) to (c) above, the Agent or the Majority Lenders shall not appoint a Competitor to be a successor Agent without the consent of the Borrower (provided that any update to the list of Competitors shall not affect any appointment entered into or contracted for prior to the date on which such update is approved by the Agent and not in anticipation of such update).

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. Each Obligor shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall take effect only upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)	If information is received by another branch, division or department of the legal person which is the Agent, it may be treated as confidential to that branch, division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

26.13	Relationship with the other Finance Parties

(a)	Subject to Clause 23.11 (Pro-rata interest settlement) and Clause 28.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.4 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.4 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 15 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 10 (Fees).

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set off or otherwise) any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Transaction Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

(b)	The Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to a Transaction Obligor

The Agent may (with the consent of the Transaction Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Transaction Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.

28.6	No set-off by Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

28.9	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.9; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

A Finance Party may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, each Original Guarantor and each PRC Guarantor, that identified with its name below;

(b)	in the case of each Lender or any Additional Guarantor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between a Transaction Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.4.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (All-Lender Matters) and Clause 34.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent (in accordance with Clause 2.3 (Obligors’ Agent) and paragraph (c) below) and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	Without prejudice to the other provisions of this Agreement, each Transaction Obligor agrees to any such amendment or waiver permitted by this Clause 34 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (c) require the consent of all of the Transaction Obligors.

(d)	Paragraph (b) of Clause 23.11 (Pro rata interest settlement) shall apply to this Clause 34.

34.2	All-Lender Matters

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees, commission, Makewhole Amount or Prepayment Fee payable;

(iv)	an increase in the amount of any Commitment or an extension of the period of availability for utilisation of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Borrower or Transaction Obligors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.3 (Mandatory prepayment - Change of control), Clause 7.5 (Mandatory prepayment – Non-IPO Event), Clause 7.6 (Mandatory prepayment – Redemption Event), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 36 (Governing law), or Clause 37.1 (Jurisdiction of Hong Kong courts); or

(viii)	the nature or scope of, or the release of, any guarantee and indemnity granted under Clause 16 (Guarantee and indemnity) unless permitted under any Finance Document,

shall not be made without the prior consent of all the Lenders.

34.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

37.	ENFORCEMENT

37.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 37.2.

37.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been executed and delivered by the Borrower, each Guarantor and each PRC Guarantor as a deed and signed by each Original Lender and the Agent and it shall take effect on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Guarantors

Name of Original Guarantor	Registration Number (or equivalent, if any)	Jurisdiction of Incorporation
US Yisheng	[***]	Maryland, U.S.
Singapore Yisheng	[***]	Singapore
Cayman Yisheng	[***]	Cayman Islands

Part II

The Original PRC Guarantors

Name of Original PRC Guarantor	Unified Social Credit Code (or equivalent, if any)	Jurisdiction of Incorporation
Liaoning Yisheng	[***]	PRC
Beijing Yisheng	[***]	PRC

Part III

The Original Lenders

Name of Original Lender	Commitment (US$)
R-Bridge Investment Three Pte. Ltd.	40,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution or written consent of the board of directors of each Original Obligor (other than an Original PRC Guarantor):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	in the case of each Original Guarantor, authorising the Borrower to act as its agent in connection with the Finance Documents; and

(v)	in the case of each Original Guarantor, resolving that it is in the best interests of that Original Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above (or, in the case of the Original PRC Guarantors, in paragraph (d) below).

(d)	A copy of a resolution or written consent signed by all the holders of the issued shares in each Original Guarantor (or, in the case of Cayman Yisheng, by the majority preferred holders) (other than US Yisheng) and each Original PRC Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor or that Original PRC Guarantor is a party;

(ii)	in the case of each Original PRC Guarantor, authorising the Borrower to act as its agent in connection with the Finance Documents; and

(iii)	in the case of each Original PRC Guarantor, resolving that it is in the best interests of that Original PRC Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party.

(e)	A certificate of each Original Obligor (signed by a director or officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or securing or similar limit binding on any Obligor to be exceeded.

(f)	A certificate of a director or officer of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	A copy of a certificate of good standing issued by the Registrar of Companies in the Cayman Islands in respect of Cayman Yisheng, such certificate to be dated no earlier than the date falling four weeks prior to the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion in relation to Hong Kong law from [***] addressed to the Agent and the Original Lenders.

(b)	A legal opinion in relation to the laws of Singapore from [***] addressed to the Agent and the Original Lenders.

(c)	A legal opinion in relation to the laws of the Cayman Islands from [***] addressed to the Agent and the Original Lenders.

(d)	A legal opinion in relation to PRC law from [***] Partners addressed to the Agent and the Original Lenders.

3.	Finance Documents

(a)	This Agreement duly entered into by the parties to it.

(b)	Each of the following Finance Documents duly entered into by the parties to it:

(i)	the Royalty Deed; and

(ii)	the PRC Guarantee in respect of the Original PRC Guarantors.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 37.2 (Service of process), if not an Obligor, has accepted its appointment.

(b)	Evidence that the paid-up share capital of the Borrower is not less than HK$1,000,000 (or its equivalent).

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Original Financial Statements.

(e)	The Group Structure Chart.

(f)	A certified copy of each of the following documents:

(i)	the clinical trial approval notice (《临床试验通知书》) for PIKA Rabies Vaccine (Vero Cell) for Human Use, Freeze-Dried, with notice number of CXSL1700019 issued by National Medical Products Administration to Liaoning Yisheng on 18 June 2019;

(ii)	the PRC medical products GMP certificate (《中华人民共和国药品 GMP 证 书》) with certificate number LN20190040 issued by Liaoning Province Medical Products Administration (辽宁省药品监督管理局) to Liaoning Yisheng on 16 July 2019 and with validity until 15 July 2024;

(iii)	the medical products re-registration approval (《药品再注册批件》)with licence number 2020R002864 issued by Liaoning Province Medical Products Administration (辽宁省药品监督管理局) to Liaoning Yisheng for medical products of Rabies Vaccine (Vero Cell) for Human Use, Freeze-Dried, with a medical product approval number of S20030033 on 13 July 2020 and with validity until 12 July 2025; and

(iv)	the medical product manufacture licence (《药品生产许可证》) with licence number 辽 20190256 issued by Liaoning Province Medical Products Administration (辽宁省药品监督管理局) to Liaoning Yisheng on 2 April 2021 and with validity until 14 August 2024.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(h)	Evidence that each of the Finance Parties has carried out and is satisfied that it has complied with all necessary “know your customer” or similar identification procedures in relation to the Finance Documents and the Obligors under all applicable laws and regulations.

Part II

Conditions Precedent Required to be Delivered by an Additional Guarantor or an Additional PRC Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor or the Additional PRC Guarantor and the Borrower.

2.	In the case of an Additional PRC Guarantor, a PRC Guarantee in respect of that Additional Guarantor duly executed by the parties thereto.

3.	A copy of the constitutional documents of the Additional Guarantor or the Additional PRC Guarantor.

4.	A copy of a resolution of the board of directors of the Additional Guarantor or the Additional PRC Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents;

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents; and

(e)	resolving that it is in the best interests of that Additional Guarantor to enter into the transactions contemplated by the Accession Letter and the Finance Documents to which that Additional Guarantor is a party.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor or the Additional PRC Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	A certificate of the Additional Guarantor or the Additional PRC Guarantor (signed by a director) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or security or similar limit binding on it to be exceeded.

8.	A certificate of a director of the Additional Guarantor or the Additional PRC Guarantor certifying that each copy document listed in this Part II of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Guarantor or the Additional PRC Guarantor.

11.	A legal opinion in relation to Hong Kong law from Sidley Austin addressed to the Agent and the Lenders.

12.	A legal opinion in relation to PRC law from the PRC legal adviser to the Agent addressed to the Agent and the Lenders.

13.	A legal opinion as to the laws of the jurisdiction of incorporation of the Additional Guarantor or the Additional PRC Guarantor, if other than Hong Kong from the legal adviser to the Lenders addressed to the Agent and the Lenders, substantially in the form distributed to the Lenders prior to signing of an Accession Letter.

14.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than Hong Kong and in respect of the proposed Additional PRC Guarantor, evidence that the process agent specified in Clause 37.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor or Additional PRC Guarantor.

SCHEDULE 3

UTILISATION REQUEST

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 6

FORM OF ACCESSION LETTER

SCHEDULE 7

FORM OF RESIGNATION LETTER

SCHEDULE 8

EXISTING FINANCIAL INDEBTEDNESS

SCHEDULE 9

EXISTING SECURITY

SCHEDULE 10

TIMETABLES

SCHEDULE 11

COMPETITORS

SIGNATURE PAGE

As Borrower

EXECUTED AS A DEED	)
BY THE SOLE DIRECTOR OF	)
YISHENGBIO (HONG KONG) HOLDINGS LIMITED	)	/s/ Yi Zhang
)
Zhang Yi Sole Director

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	/s/ Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original Guarantor

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY	)
YISHENG US BIOPHARMA INC.	)	/s/ Yi Zhang
BY: Zhang Yi	)

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	/s/ Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original Guarantor

EXECUTED and DELIVERED as a DEED

for and on behalf of

YISHENG BIOPHARMA (SINGAPORE) PTE. LTD.

in accordance with Section 41B of the Companies Act by:

/s/ Yi Zhang
Director’s signature
Name:	Zhang Yi
Title:	Director

in the presence of and attested to by:

/s/ Chenyu Wu
Witness’ signature
Name:	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original Guarantor

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY	)
YISHENGBIO CO., LTD	)	/s/ Yi Zhang
BY: Zhang Yi	)

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	/s/ Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original PRC Guarantor

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY	)
LIAONING YISHENG	)	/s/ Seal
BIOPHARMA CO. LTD.	)	[AFFIX COMPANY CHOP]
)
BY: Zhang Yi	)

AUTHORIZED SIGNATORY’S SIGNATURE	/s/ Yi Zhang

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	/s/ Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original PRC Guarantor

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY	)
BEIJING YISHENG	)	/s/ Seal
BIOTECHNOLOGY CO., LTD.	)	[AFFIX COMPANY CHOP]
)
BY: Yu Zhen	)

AUTHORIZED SIGNATORY’S SIGNATURE	/s/ Zhen Yu

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Facility Agreement

As Original Lender

R-BRIDGE INVESTMENT THREE PTE. LTD.

By:	/s/ Wei Fu
Name:	FU WEI
Title:	Director

 Signature page to Facility Agreement

As Agent

R-BRIDGE HEALTHCARE FUND, LP

By:	/s/ Wei Fu
Name:	FU WEI
Title:	Director

Address:	c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island.
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	Peng Fu

 Signature page to Facility Agreement